As filed with the Securities and Exchange Commission on April 26, 2019

Registration No.:_____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABCO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada		20-1914514
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification (Code Number)	(IRS Employer Identification No.)

2100 North Wilmot, #211

Tucson, AZ  85712

(520) 777-0511

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles O’Dowd, Chief Executive Officer

2100 North Wilmot, #211

Tucson, AZ  85712

(520) 777-0511

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging Growth Company	☒

If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a) (2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common stock, $0.001 par value	250,000,000	$0.02	$5,000,000	$606.00

(1)

Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock that became issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Estimated and based upon $0.0141 per share, the average of the high and low prices as reported on the OTC Market on April 22, 2019, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and the selling stockholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED APRIL 26, 2019

ABCO Energy, Inc.

250,000,000 Shares of Common Stock

_____________________________________

This prospectus relates to the offer and resale of up to 250,000,000 shares of our common stock, par value $0.001 per share, by the selling stockholder identified on page 22.  All such shares represent shares that Oasis Capital, LLC (“Oasis Capital”) has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on August 6, 2018 (the “Equity Purchase Agreement”). Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to Oasis Capital. This arrangement is also sometimes referred to herein as the “Equity Line.”

For more information about the selling stockholder, please see the section of this prospectus entitled “Selling Stockholder” beginning on page 22.

The selling stockholders may sell any shares offered under this prospectus at fixed prices, prevailing market prices at the time of sale, at varying prices or negotiated prices.

Oasis Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of our common stock under the Equity Line, and any broker-dealers or agents that are involved in such resales may be deemed to be “underwriters” within the meaning of the Securities Act in connection therewith. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For more information, please see the section of this prospectus titled “Plan of Distribution” beginning on page 23.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholder. We will, however, receive proceeds from the sale of shares directly to Oasis Capital pursuant to the Equity Line.

Our common stock is quoted on the OTCQB Market operated by the OTC Markets Group, Inc., or “OTCQB,” under the ticker symbol “ABCE.” On April 19, 2019, the average of the high and low sales prices of our common stock was $ 0.0161 per share.

A 20 to 1 Reverse Stock Split became effective with the Financial Industry Regulatory Authority (“Finra”) on December 23, 2018 where upon our common stock began to trade on a reverse split adjusted basis. All common stock per share numbers and prices included herein have been adjusted to reflect this Reverse Stock Split, [other than] audited  financial statements. See “Description of Registrant’s Securities to be Registered” herein.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2019.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, operating results and prospects may have changed since that date.

GENERAL

As used in this Prospectus, references to “the Company,” “ABCO”, “we”, “our,” “ours” and “us” refer to ABCO Energy, Inc., unless otherwise indicated. In addition, any references to our “financial statements” are to our financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

OVERALL STRATEGIC DIRECTION

The Company is in the Photo Voltaic (PV) solar systems industry,  and is an electrical product and services supplier.  The Company plans to build out a network of operations in major cities in the USA in order to establish a national base of PV suppliers, lighting suppliers and electrical service operations centers.  This combination of services, solar, lighting, HVAC and electric, provides the company with a solid base in the electrical services business and a solid base in the growth markets of solar industry.

OVERVIEW

As of April 22, 2019, we operated in Tucson and Phoenix, Arizona. The Company plan is to expand to more locations in North America in the next year as funding becomes available. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community. Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition. We remain committed to high quality operations.

DESCRIPTION OF PRODUCTS

ABCO sells and installs Solar Photovoltaic electric systems that allow the customer to produce their own power on their residence or business property.  These products, installed by our crews, are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured solar products from such companies as Global Solar, Mia Soleil, Canadian Solar and various Korean, German and Chinese suppliers.  In addition, we purchase from a number of local and regional distributors whose products are readily available and selected for markets and price.  ABCO offers solar leasing and long-term financing programs from Alternative Energy Finance Corporation, Service Finance Company, Green Sky, Sunrun and others that are offered to ABCO customers and other marketing and installation organizations.

ABCO also sells and installs energy efficient lighting products and solar powered street lights, HVAC equipment including solar powered HVAC and lighting accessories. ABCO contracts directly with manufacturers to purchase its products which are sold to residential and commercial customers.

ABCO has Arizona statewide approval as a registered electrical services and solar products installer and is an air conditioner and refrigeration installer. Our Solar Electric license is ROC 258378 and our HVAC license is ROC 323162 and we are fully licensed to offer commercial and residential throughout Arizona. As in all states, we will comply with all licensing requirements of those jurisdictions.

The ABCO subsidiary, Alternative Energy Finance Corporation (AEFC) a Wyoming Company provides funding for leases of photovoltaic systems. AEFC financed its owned leases from its own cash and now arranges financing with funds provided by investors and other lessors.

COMPETITION

The solar power market itself is intensely competitive and rapidly evolving.  Price and available financing are the principal methods of competition in the industry.  Based upon these two criteria, our position in the industry is relatively small.  There is no competitive data available to us in our competitive position within the industry.  Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network, we may be unable to achieve sales and market share.  There are a number of major multi-national corporations that produce solar power products such as Hanergy, Sunpower, First Solar, GE, Mitsubishi, Solar World AG and Sanyo.  Also established integrators are growing and consolidating, including GoSolar, Sunenergy and Real Good Solar and we expect that future competition will include new entrants to the solar power market.  Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

COMPETITIVE ADVANTAGES

The Company believes that its key competitive advantages are: (1)  The ability to make decisions and use management’s many years of business experience to make the right decision; (2) Experience with regional  expansion programs by management; (3) Experience with management of employee operated facilities from a central management office; (4) Experience with multi-media promotional program for name recognition and product awareness; and (5) Alternative energy is a fast growing and popular industry that relates well to customers and current or future shareholders that recognize the market, products and business focus.

ADVANTAGES OF COMPETITORS OVER US

The Company believes the following are advantages of Competitors over us are (1) Larger competitors have more capital; (2) Experience with National expansion programs by management; (3) Larger companies will get the larger contracts because of the level of experience; (4) We have the same products but must pay more because of volume and this will be a price consideration in bidding competition; and (5) We are a small company that may not be able to compete because we do not have experience or working capital adequate to compete with other companies.

CURRENT BUSINESS FOCUS

We believe that we have developed very good promotional material and advertising products.  We have developed the key messages and promotional pieces that are relevant to our business and inexpensive to produce.   We have built an informative and interactive web site that will allow people to assess their requirements and partially build and price a system, much like the automobile dealers utilize. Additional sales promotion will increase when we have secured outside financing or increased sales through direct sales efforts. Readers should review our website at www.abcosolar.com and www.abcoenergy.com. We have established a direct sales force to sell to Government agencies including State, Local and Federal resources and a separate division to call on the many American Indian governments in the US. This allows us to quote with our specifications, products and services on Requests for Proposals (RFP’s) that are issued by the Government Services Agency (GSA), Bureau of Indian Affairs (BIA) and other agencies.  By departmentalizing this opportunity, we get more information on projects than is available in the normal course of business.

ABCO will not manufacture its solar voltanic (PV) products. We will continue to be a sales and installation contractor with plans to enter the markets of major US and international cities. We will sell and use commercial off the shelf components. Initially this will include the solar panels and LED lighting products purchased to our specification. A strong alliance with a well-respected distributor will be the most conservative decision for the Company at this time.

FINANCIAL RESOURCES

ABCO’s development activities since inception have been financially sustained through the sale of equity and capital contribution from shareholders.  We will continue to source capital from the equity and debt markets in order to fund our plans for expansion if we are unable to produce adequate capital from operations.  There is no guarantee that the Company will be able to obtain adequate capital from these sources, or at all.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

The Company has a ten year operating history upon which to base an evaluation of its business and prospects.  We may not be successful in our efforts to grow our business and to earn increased revenues.  An investment in our securities represents significant risk and you may lose all or part of your entire investment.

Our business must be considered in light of the risks, expenses and difficulties frequently encountered by companies in our stage of operations, particularly providing services in the well-serviced solar installation service industry. As a result, management may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall. This inability could cause losses in a given period to be greater than expected.

Since incorporation, we have expended financial resources on the development of our business. As a result, some losses have been incurred. Management anticipates that losses may increase from current levels because the Company expects to incur additional costs and expenses related to: expansion of operations; marketing and promotional activities for business sales; addition of new personnel; and the development of relationships with strategic business partners.

The Company’s ability to sustain profitable operations depends on its ability to generate and sustain sales while maintaining reasonable expense levels. We cannot be certain that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

Management expects both quarterly and annual operating results to fluctuate significantly in the future. Because our operating results will be volatile and difficult to predict, in some future quarter our operating results may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock may decline significantly. The Company’s operating results are not followed by securities analysts at this time and there is no guarantee that the stock will be followed by securities analysts in the future.  A number of factors will cause gross margins to fluctuate in future periods. Factors that may harm our business or cause our operating results to fluctuate include the following: (1) the inability to obtain advertisers at reasonable cost; (2) the ability of competitors to offer new or enhanced services or products; (3) price competition; the failure to develop marketing relationships with key business partners; (4) increases in our marketing and advertising costs; (5)  the amount and timing of operating costs and capital expenditures relating to expansion of operations; (6) a change to or changes to government regulations; (7) a general economic slowdown. Any change in one or more of these factors could reduce our ability to earn and grow revenue in future periods.

OUR CURRENT BUSINESS OPERATIONS RELY HEAVILY UPON OUR KEY EMPLOYEE, CHARLES O’DOWD.

We have been heavily dependent upon the expertise and management of Mr. Charles O’Dowd, President, and our future performance will depend upon his continued services. The loss of the services of Mr. O’Dowd could seriously interrupt our business operations and could have a very negative impact on our ability to fulfill our business plan and to carry out our existing operations. The Company currently does not maintain key man life insurance on this individual. There can be no assurance that a suitable replacement could be found for him upon retirement, resignation, inability to act on our behalf, or death.

RISKS RELATED TO THE INDUSTRY

THE DEMAND FOR PRODUCTS REQUIRING SIGNIFICANT INITIAL CAPITAL EXPENDITURES SUCH AS OUR SOLAR POWER PRODUCTS AND SERVICES ARE AFFECTED BY GENERAL ECONOMIC CONDITIONS.

The United States and countries worldwide have recently experienced a period of declining economies and turmoil in financial markets. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued unrest in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar power systems and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar power products. If an economic recovery is slowed as a result of the recent economic, political and social events, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

IF THERE IS A SHORTAGE OF COMPONENTS AND/OR KEY COMPONENTS RISE SIGNIFICANTLY IN PRICE THAT MAY CONSTRAIN OUR REVENUE GROWTH.

The market for photovoltaic installations has continued to grow despite world-wide financial and economic issues. The introduction of significant production capacity has continued and has increased supply and reduced the cost of solar panels. If demand increases and supply contracts, the resulting likely price increase could adversely affect sales and profitability. From 2009 through 2014, there was a tremendous increase in the capacity to produce solar modules, primarily from China, which coupled with the worst economic downturn in nearly a century, significantly reduced the price of solar panels.  As demand for solar panels will likely increase with an economic recovery, demand and pricing for solar modules could increase, potentially limiting access to solar modules and reducing our selling margins for panels.

EXISTING REGULATIONS AND POLICIES AND CHANGES TO THESE REGULATIONS AND POLICIES MAY PRESENT TECHNICAL, REGULATORY AND ECONOMIC BARRIERS TO THE PURCHASE AND USE OF SOLAR POWER PRODUCTS, WHICH MAY SIGNIFICANTLY REDUCE DEMAND FOR OUR PRODUCTS.

The market for electricity generation is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities.  These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. these regulations and policies are being modified and may continue to be modified.  Customer purchases of or further investment in the research and development of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products, for example, without certain major incentive programs and or the regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, and environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

THE REDUCTION, ELIMINATION OR EXPIRATION OF GOVERNMENT SUBSIDIES AND ECONOMIC INCENTIVES FOR ON-GRID SOLAR ELECTRICITY APPLICATIONS COULD REDUCE DEMAND FOR SOLAR PV SYSTEMS AND HARM OUR BUSINESS.

The market for solar energy applications depends in large part on the availability and size of local, state and federal government and economic incentives that vary by geographic market. The reduction, elimination or expiration of government subsidies and economic incentives for solar electricity may negatively affect the competitiveness of solar electricity relative to conventional and non-solar renewable sources of electricity and could harm or halt the growth of the solar electricity industry and our business.

The cost of solar power currently is less than retail electricity rates in most markets, and we believe solar will continue to do so for the foreseeable future. As a result, federal, state and local government bodies, the United States has provided incentives in the form of feed-in tariffs, or FITs, rebates, tax credits and other incentives to system owners, distributors, system integrators and manufacturers of solar PV systems to promote the use of solar electricity in on-grid applications and to reduce dependency on other forms of energy. Many of these government incentives expire, phase out over time, terminate upon the exhaustion of the allocated funding or require renewal by the applicable authority. In addition, electric utility companies or generators of electricity from other non-solar renewable sources of electricity may successfully lobby for changes in the relevant legislation in their markets that are harmful to the solar industry. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from solar PV systems, which would adversely affect sales of our products.

OUR SUCCESS DEPENDS, IN PART, ON THE QUALITY AND SAFETY OF THE SERVICES WE PROVIDE.

We do not manufacture our own products. We can and do use a variety of products and do not have a commitment to any single manufacturer.  We do not warranty our products because this is the responsibility of the manufacturer.  However, we do warranty our installation workmanship and could suffer loss of customer referrals and reputation degradation if our quality workmanship is not maintained.

WE MAY NEED ADDITIONAL CAPITAL TO DEVELOP OUR BUSINESS.

The development of our services will require the commitment of resources to increase the advertising, marketing and future expansion of our business. In addition, expenditures will be required to enable us in 2019 and 2020 to conduct planned business research, development of new affiliate and associate offices, and marketing of our existing and future products and services. Currently, we have no established bank-financing arrangements. Therefore, it is possible that we would need to seek additional financing through subsequent future private offering of our equity securities, or through strategic partnerships and other arrangements with corporate partners.

We cannot give any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. The sale of additional equity securities could result in dilution to our stockholders.  Sales of existing shareholders of the common stock and preferred stock in the public market could adversely affect prevailing market prices and could impair the Company’s future ability to raise capital through the sale of the equity securities.  The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our compensation.  If adequate, additional financing is not available on acceptable terms, we may not be able to implement our business development plan or continue our business operations.

OUR LIABILITY INSURANCE MAY NOT BE ADEQUATE IN A CATASTROPHIC SITUATION.

We currently maintain property damage insurance in the aggregate amount of approximately $500,000. We currently maintain liability insurance of up to $5,000,000 and product liability insurance up to $4,000,000.  Material damage to, or the loss to our facilities or equipment due to fire, severe weather, flood or other catastrophe, even if insured against, could result in a significant loss to the Issuer.

THE SERVICES WE INTEND TO PROVIDE TO CUSTOMERS MAY NOT GAIN MARKET ACCEPTANCE, WHICH WOULD PREVENT US FROM ACHIEVING SALES AND MARKET SHARE.

The market for solar power is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for solar power in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors may influence the widespread adoption of solar power technology and demand for solar power, including:

●	Performance and reliability of solar power products as compared with conventional and non-solar alternative energy products
●	Cost-effectiveness of solar power technologies as compared with conventional and competitive alternative energy technologies;
●	Success of alternative distributed generation technologies such as hydrogen fuel cells, wind turbines, bio-diesel generators and large-scale solar thermal technologies;
●	Fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources;
●	Increases or decreases in the prices of oil, coal and natural gas;
●	Capital expenditures by customers, who tend to decrease when domestic or foreign economies slow; and
●	Continued deregulation of the electric power industry and broader energy industry

WE FACE INTENSE COMPETITION FROM OTHER SYSTEM INTEGRATORS AND OTHER ENERGY GENERATION PRODUCTS. IF WE FAIL TO COMPETE EFFECTIVELY, WE MAY BE UNABLE TO INCREASE OUR MARKET SHARE AND SALES.

The mainstream power generation market and related product sectors are well established and we are competing with power generation from more traditional process that can generate power at lower costs than most renewable or environmentally driven processes. Further, within the renewable power generation and technologies markets we face competition from other methods of producing renewable or environmentally positive power. Then, the solar power market itself is intensely competitive and rapidly evolving. Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers, we may be unable to achieve sales and market share. There are a number of major multi-national corporations that provide solar installation services such as REC, Solar City and Sunpower Corporation. Established integrators are growing and consolidating, including GoSolar, Sunwize, Sunenergy and Real Good Solar and we expect that future competition will include new entrants to the solar power market.  Further, many of our competitors are developing and are currently providing products based on new solar power technologies that may have costs similar to, or lower than, our projected costs.

Some of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater sizes in some cases provides them with competitive advantages with respect to manufacturing costs and the ability to allocate costs across a greater volume of production and purchase raw materials at lower prices. They also have far greater name recognition, an established distribution network and an installed base of customers. In addition, many of our competitors have well-established relationships with current and potential resellers, which have extensive knowledge of our target markets. As a result, our competitors will be able to devote greater resources to the research, development, promotion and sale of their products and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

WE HAVE CHOSEN TO BECOME A REPORTING COMPANY UNDER THE SECURITIES EXCHANGE ACT OF 1934 (“1934 ACT”) IN COMPLIANCE WITH GOVERNANCE AND ACCOUNTING REQUIREMENTS HAS BEEN EXPENSIVE AND WE MAY NOT BE ABLE TO CONTINUE TO ABSORB SUCH COSTS.

We have incurred significant costs associated by our becoming a company under the 1934 Act for reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company, which will negatively affect our business operations.

THE LIMITED PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM MAY ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

We have elected to become a reporting company under the Act of 1934.  Our management team has limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements, which may be necessary in the future to maintain our public company status.  If we were to fail to fulfill those obligations, our ability to continue as a public company would be in jeopardy.

RISKS RELATED TO THE OWNERSHIP OF OUR SECURITIES AND RISKS RELATED TO THIS OFFERING.

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

OUR CONTROLLING SECURITY HOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

Mr. Charles O’Dowd, President and Wayne Marx, Secretary, own collectively more than 83% of our common and preferred stock voting rights. In this case, these two persons will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies.

The directors elected by our controlling security holders will be able to significantly influence decisions affecting our capital structure.  This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other security holders to approve transactions that they may deem to be in their best interest.  For example, our controlling security holders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

OUR COMMON STOCK IS CONSIDERED PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

Our common stock is tradable in the secondary market but we are subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the FINRA system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is a limited established public trading market for our common stock.  On August 30, 2015, we began trading on the OTCQB Market.  For the nine month period prior thereto, we traded on the grey market while FINRA reviewed the application of a market maker to enable our Company to move up in trading status. On May 8,2017, the Company’s common stock was delisted from the OTCQB to the OTC Pink market for failure to meet the closing bid price requirement that the shares close at or above $0.01 for 30 consecutive trading days. The Company re-applied for listing again on the OTCQB and was approved and began to trade on April 8, 2019. There can be no assurance that the Company can continue to meet the $0.01 requirement or that a regular trading market will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

WE ARE AN “EMERGING GROWTH COMPANY” AND WE CANNOT BE CERTAIN IF THE REDUCED DISCLOSURE REQUIREMENTS APPLICABLE TO EMERGING GROWTH COMPANIES WILL MAKE OUR COMMON STOCK LESS ATTRACTIVE TO INVESTORS.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Unless the Jumpstart Our Business Startups Act, “emerging growth companies” can delay adopting new or revised accounting standards, and until such time as those standards apply to private companies, we have  elected  to avail ourselves to this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

RISKS RELATING TO OUR EQUITY LINE WITH OASIS CAPITAL

RESALES OF SHARES PURCHASED BY OASIS CAPITAL UNDER THE EQUITY PURCHASE AGREEMENT MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to Oasis Capital. Unless terminated earlier, Oasis Capital’s purchase commitment will automatically terminate on the earlier of the date on which Oasis Capital shall have purchased shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or December 11, 2020. This arrangement is also sometimes referred to herein as the “Equity Line.” The common stock to be issued to Oasis Capital pursuant to the Equity Purchase Agreement will be purchased at a price equal to 85% of the “Market Price,” which is defined as the lowest traded price on the OTCQB, as reported by Bloomberg Finance L.P., during the five consecutive trading days following the date that Oasis Capital receives the respective Put Shares in its account, which in most circumstances will begin on the trading day immediately following the date that a put notice is delivered to Oasis Capital (a “Put Date”). Oasis Capital will have the financial incentive to sell the shares of our common stock issuable under the Equity Purchase Agreement in advance of or upon receiving such shares and to realize the profit equal to the difference between the discounted price and the current market price of the shares. This may cause the market price of our common stock to decline.

The foregoing description of the terms of the Equity Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Equity Purchase Agreement itself.

PUTS UNDER EQUITY PURCHASE AGREEMENT MAY CAUSE DILUTION TO EXISTING STOCKHOLDERS.

From time to time during the term of the Equity Purchase Agreement, and at our sole discretion, we may present Oasis Capital with a put notice requiring Oasis Capital to purchase shares of our common stock. As a result, our existing stockholders will experience immediate dilution upon the purchase of any of the shares by Oasis Capital. Oasis Capital may resell some, if not all, of the shares that we issue to it under the Equity Purchase Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent puts would require us to issue and sell a greater number of shares to Oasis Capital in exchange for each dollar of the put amount. Under these circumstances, the existing stockholders of our company will experience greater dilution. The effect of this dilution may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by Oasis Capital, and because our existing stockholders may disagree with a decision to sell shares to Oasis Capital at a time when our stock price is low, and may in response decide to sell additional shares, further decreasing our stock price. If we draw down amounts under the Equity Line when our share price is decreasing, we will need to issue more shares to raise the same amount of funding.

THERE IS NO GUARANTEE THAT WE WILL SATISFY THE CONDITIONS TO THE EQUITY PURCHASE AGREEMENT.

Although the Equity Purchase Agreement provides that we can require Oasis Capital to purchase, at our discretion, up to $5,000,000 worth of shares of our common stock in the aggregate, our ability to put shares to Oasis Capital and obtain funds when requested is limited by the terms and conditions of the Equity Purchase Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Oasis Capital at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to Oasis Capital to the extent that it would cause Oasis Capital to beneficially own more than 9.99% of the outstanding shares of our common stock.

WE MAY NOT HAVE ACCESS TO THE FULL AMOUNT AVAILABLE UNDER THE EQUITY PURCHASE AGREEMENT WITH OASIS CAPITAL.

Our ability to draw down funds and sell shares under the Equity Purchase Agreement requires that a registration statement be declared effective and continue to be effective registering the resale of shares issuable under the Equity Purchase Agreement. The registration statement of which this prospectus is a part registers the resale of 250,000,000 shares of our common stock issuable under the Equity Line. Our ability to sell any additional shares under the Equity Purchase Agreement will be contingent on our ability to prepare and file one or more additional registration statements registering the resale of such additional shares. These registration statements (and any post-effective amendments thereto) may be subject to review and comment by the staff of the Securities and Exchange Commission and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements (and any post-effective amendments thereto) cannot be assured. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Equity Purchase Agreement to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Oasis Capital. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the Equity Purchase Agreement with Oasis Capital is subject to a number of conditions, there is no guarantee that we will be able to draw down all of the proceeds of $5,000,000 under the Equity Purchase Agreement.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus may contain certain “forward-looking” statements as such term is defined by the Securities and Exchange Commission in its rules, regulations and releases, which represent the registrant’s expectations or beliefs, including but not limited to, statements concerning the registrant’s operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intent,” “could,” “estimate,” “might,” “plan,” “predict” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the registrant’s control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, the operations of the company and its subsidiaries, volatility of stock price, commercial viability of OTEC systems and any other factors discussed in this and other registrant filings with the Securities and Exchange Commission.

These risks and uncertainties and other factors include but are not limited to those set forth under “Risk Factors” of this prospectus. Given these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus or in the documents we incorporate by reference, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. We caution you not to place undue reliance on these forward-looking statements. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

These risks and uncertainties and other factors include, but are not limited to, those set forth under “Risk Factors.” All subsequent written and oral forward-looking statements, attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Except, as required by federal securities laws, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OFFERING SUMMARY

Common stock that may be offered by selling stockholder	250,000,000 shares

Common stock outstanding before this offering	61,492,630 shares (as of April 25, 2019)

Common stock outstanding after offering	311,492,630 shares (1)

Use of proceeds

We will not receive any proceeds from the resale or other disposition of the shares covered by this prospectus by the selling stockholder. We will receive proceeds from the sale of shares to Oasis Capital Oasis Capital has committed to purchase up to $5,000,000 worth of shares of our common stock over a period of time terminating on the earlier of the date on which Oasis Capital shall have purchased shares under the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or July 30, 2020.

Oasis Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the lowest traded price on the Pink Market, as reported by Bloomberg Finance L.P., during the five consecutive trading days following the date that Oasis Capital receives the respective Put Shares in its account (the “Pricing Period”). In order to exercise the put, certain conditions must be met at each put notice date including, but not limited to: (i) we must have an effective registration statement, (ii) our common stock must be deposit/withdrawal at custodian (“DWAC”) eligible, (iii) the minimum price must exceed $.001, and (iv) the number of shares to be purchased by Oasis Capital may not exceed the number of shares that, when added to the number of shares of our common stock then beneficially owned by Oasis Capital, would exceed 9.99% of our shares of common stock outstanding.

For further information, see “The Offering” beginning on page 13.

The selling stockholder may, from time to time, sell any or all of their shares of common stock on the stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

Plan of Distribution	For further information, see “Plan of Distribution” beginning on page 23.

Risk factors

You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

(1) Assumes the issuance of all of the 250,000,000 shares offered hereby under our Equity Purchase Agreement with Oasis Capital.

SUMMARY FINANCIAL INFORMATION

The following table summarizes our financial data. We have derived the Consolidated Balance Sheet data as of December 31, 2018 and 2017 from our audited consolidated financial statements included elsewhere in this prospectus. We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Our historical results are not necessarily indicative of the results that should be expected in the future. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

ABCO Energy, Inc.	As of December 31
Consolidated Condensed Balance Sheets	2018	2017
Assets
Current assets	$411,056	$90,158
Fixed Assets	36,538	21,941
Other Assets	13,212	13,981
Total Assets	$460,806	$126,080

Liabilities & Stockholder’s Equity
Total Liabilities	$1,198,688	$1,230,217
Preferred stock	30,000	15,000
Common stock issued and outstanding	31,886	6,249
Common stock sold but not issued	870	256,237
Additional Paid In Capital in Excess of Par $.001	4,379,793	3,158,541
Retained Deficit	(5,180,431)	(4,540,163)
Total Stockholder’s equity	(737,882)	(1,104,137)
Total liabilities and Stockholder’s Equity	$460,806	$126,080

ABCO Energy, Inc.	For the 12 Months Ended December 31
Consolidated Statement of Operations	2018	2017
Sales revenue	$2,867,442	$1,447,056
Cost of sales	2,040,339	1,151,593
Gross Margin	827,103	295,463
Operating expenses	1,016,860	834,457
Net Income (loss) from operations	(189,757)	(538,994)
Other expenses Interest and derivative accruals	(450,411)	(60,942)
Net Income (loss)	$(640,268)	$(599,936)

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholder. However, we will receive proceeds from the sale of shares of our common stock pursuant to Oasis Capital under the Equity Purchase Agreement. We will use these proceeds for general corporate and working capital purposes, or for other purposes that our Board of Directors, in its good faith, deems to be in the best interest of our Company. We have agreed to bear the expenses relating to the registration of the offer and resale by the selling stockholder of the shares being offered hereby.

THE OFFERING

The selling stockholders may offer and resale of up to 250,000,000 shares of our common stock, par value $0.001 per share, pursuant to this prospectus.  All of such shares represent shares that Oasis Capital has agreed to purchase from us pursuant to the terms and conditions of an Equity Purchase Agreement we entered into with them on August 6, 2018 (the “Equity Purchase Agreement”), which are described below.

Equity Purchase Agreement and Registration Rights Agreement with Oasis Capital, LLC

Subject to the terms and conditions of the Equity Purchase Agreement, we have the right to “put,” or sell, up to $5,000,000 worth of shares of our common stock to Oasis Capital.   Unless terminated earlier, Oasis Capital’s purchase commitment will automatically terminate on the earlier of the date on which Oasis Capital shall have purchased shares pursuant to the Equity Purchase Agreement for an aggregate purchase price of $5,000,000 or July 30, 2020. We have no obligation to sell any shares under the Equity Purchase Agreement. This arrangement is also sometimes referred to herein as the “Equity Line.”

As provided in the Equity Purchase Agreement, we may require Oasis Capital to purchase shares of common stock from time to time by delivering a put notice to Oasis Capital specifying the total number of shares to be purchased (such number of shares multiplied by the purchase price described below, the “Investment Amount”); provided there must be a minimum of ten trading days between delivery of each put notice. We may determine the Investment Amount, provided that such amount may not be more than 100% of the average daily trading volume in dollar amount for our common stock during the 5 trading days preceding the date on which we deliver the applicable put notice. Additionally, such amount may not be lower than $15,000 or higher than $500,000. Oasis Capital will have no obligation to purchase shares under the Equity Line to the extent that such purchase would cause Oasis Capital to own more than 9.99% of our common stock.

For each share of the our common stock purchased under the Equity Line, Oasis Capital will pay a purchase price equal to 85% of the “Market Price,” which is defined as the lowest closing traded price on the OTCQB Marketplace, as reported by Bloomberg Finance L.P., during the five consecutive trading days following the date that Oasis Capital receives the respective Put Shares in its account, which in most circumstances will begin on the trading day immediately following the Put Date.  On the settlement date, Oasis Capital will purchase the applicable number of shares subject to customary closing conditions, including without limitation a requirement that a registration statement remain effective registering the resale by Oasis Capital of the shares to be issued under the Equity Line as contemplated by the Registration Rights Agreement described below.  The Equity Purchase Agreement is not transferable and any benefits attached thereto may not be assigned.

 The Equity Purchase Agreement contains covenants, representations and warranties of us and Oasis Capital that are typical for transactions of this type. In addition, we and Oasis Capital have granted each other customary indemnification rights in connection with the Equity Purchase Agreement. The Equity Purchase Agreement may be terminated by us at any time.

In connection with the Equity Purchase Agreement, we also entered into Registration Rights Agreement with Oasis Capital requiring us to prepare and file a registration statement registering the resale by Oasis Capital of shares to be issued under the Equity Line, to use commercially reasonable efforts to cause such registration statement to become effective, and to keep such registration statement effective until (i) three months after the last closing of a sale of shares under the Equity Line, (ii) the date when Oasis Capital may sell all the shares under Rule 144 without volume limitations, or (iii) the date Oasis Capital no longer owns any of the shares. In accordance with the Registration Rights Agreement, on April 25, 2019, we filed the registration statement of which this prospectus is a part registering the resale by Oasis Capital of up to 250,000,000 shares that may be issued and sold to Oasis Capital under the Equity Line. This registration statement was declared effective by the SEC on __________, 2019.

The 250,000,000 shares being offered pursuant to this prospectus by Oasis Capital represent approximately 410% of our shares of common stock issued and outstanding held by non-affiliates of our Company as of the date of this prospectus.

The foregoing description of the terms of the Equity Purchase Agreement and Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements and instruments themselves, copies of which are filed as Exhibits 10.1 and 10.2 to our Current Report on Form 8-K dated September 7, 2018 and incorporated into this prospectus by reference. The benefits and representations and warranties set forth in such agreements and instruments are not intended to and do not constitute continuing representations and warranties of the Company or any other party to persons not a party thereto.

We intend to sell Oasis Capital our common stock periodically under the Equity Purchase Agreement and Oasis Capital may, in turn, sell such shares to investors in the market at the market price or at negotiated prices. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Oasis Capital to raise the intended amount of funds, as our stock price declines.

Likelihood of Accessing the Full Amount of the Equity Line

Notwithstanding that the Equity Line is in an amount of $5,000,000, we anticipate that the actual likelihood that we will be able access the full amount of the Equity Line is low due to several factors, including that our ability to access the Equity Line is impacted by our average daily trading volume, which may limit the maximum dollar amount of each put we deliver to Oasis Capital, and our stock price. Our use of the Equity Line will continue to be limited and restricted if our share trading volume or and market price of our stock continue at their current levels or decrease further in the future from the volume and stock prices reported over the past year. Further, if the price of our stock remains at $0.01 per share (which represents the average of the high and low reported sales prices of our common stock on December 31, 2018), the sale by Oasis Capital of all 250,000,000 of the shares registered in this prospectus would mean we would receive only $2,500,000 from our sale of shares under the Equity Line. Our ability to issue shares in excess of the 250,000,000 shares covered by the registration statement of which this prospectus is a part will be subject to our filing a subsequent registration statement with the SEC and the SEC declaring it effective.

In addition, we may have to increase the number of our authorized shares in order to issue shares to Oasis Capital in the future. Increasing the number of our authorized shares will require further board and stockholder approval. Accordingly, because our ability to deliver puts to Oasis Capital under the Equity Purchase Agreement is subject to a number of conditions, there is no guarantee that we will receive all or any portion of the $5,000,000 that is available to us under the Equity Line.

DIVIDEND POLICY

We have never paid or declared any dividends on our shares.  Moreover, even if future operations were to lead to significant levels of profits that would allow us to pay dividends, we currently intend to retain all available funds for reinvestment in our business.  Any decision to declare and pay dividends in the future will be made pursuant to a resolution by our board of directors, and will depend on, among other things, our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors and general meeting of shareholders may deem relevant.

DILUTION

“Dilution” represents the difference between the offering price of the shares of common stock and the net tangible book value per share of common stock immediately after completion of the offering. “Net tangible book value” is the amount that results from subtracting total liabilities from total tangible assets. As of December 31, 2018, our Company had a negative book value of $(737,882) which represents approximately $(0.023) per share post-split, based upon shares outstanding of 31,886,289. This is due in part to shares of common stock issued upon conversion of certain promissory notes during the fiscal year ended December 31, 2018.

Please refer to the section entitled “Interest of Management and others in Certain Transactions” for more information.  Assuming all shares offered are sold at an assumed offering price of $0.02 and in effect we receive the maximum estimated proceeds of this offering, our total shareholders’ equity will be approximately $ 3,512,118 and our net book value will be approximately $0.0124 per share. Therefore, any investor will incur an immediate dilution of approximately $(.0076) per share.  Our present shareholders will receive a decrease of $(.0101). This will result in a 62% decrease for 100% of offering.   If 10% of the offering is sold, any investor will incur an immediate dilution of approximately $(.0146) per share.  Our present shareholders will receive an increase of $.0171 per share.  This will result in a 76 % increase for 10% of the offering.  The following table illustrates the dilution to the purchaser of the common stock in this offering assuming the maximum proceeds or the minimum proceeds are raised and that the total outstanding shares at December 31, 2018 was 32,756,289 shares.

These numbers are calculated on Post Reverse 1 for 20 reverse split calculated at December 31, 2018	For 100%		For 10%
Description	No. of Shares	Amount for 100%	No. of Shares	Amount for 10%
Book Value Calculation:
Net stockholders’ equity at December 31, 2018	32,756,289	$-737,882	32,756,289	$-737,882
Offering amount	250,000,000	5,000,000	25,000,000	500,000
Offering expenses		-750,000		-75,000
Book value after offering		3,512,118		$-312,882
Total shares	282,756,289		57,756,289

Offering Price Per Share		$0.0200		$0.0200
Book value before Offering (Per Share)		$-0.0225		$-0.0225
Book value after Offering (Per Share)		$0.0124		$-0.0054
Increase per share attributable to New Stockholders		0.0349		$-0.0171
Dilution in offering price based upon new book value per share		-0.0076		$-0.0146
Dilution as percentage of purchase price		-38%		-73%

Officers and Directors acquired 500,000 shares from providing of services or cash investment or both when the Company was founded.  Mr. O’Dowd, President and Director, acquired his initial 400,000 shares for $4,000 and has a cost per share of $.01 which was par value.  Mr. O’Dowd was a founder of the Company.  Mr. Marx, Director, purchased his initial 100,000 shares for $50,000 and this calculates to be $0.50 per share.  Thereafter, Mr. O’Dowd and Mr. Marx were issued 900,000 shares and 100,000 shares, respectively, in September 2017 and in August 2018, for services rendered. After completion of 100% of the offering Company officers, directors, promoters and affiliated persons will own less than 1% of the outstanding shares of common stock. After completion of 10% of the offering, Company officers, directors, promoters and affiliated persons will own 1.75% of the outstanding shares of common stock.

DETERMINATION OF OFFERING PRICE

The Company will sell our shares at privately negotiated prices. See “Plan of Distribution”.

DESCRIPTION OF BUSINESS

OVERALL STRATEGIC DIRECTION

The Company is in the Photo Voltaic (PV) solar systems industry, the LED and energy efficient lighting business, energy efficient air conditioning service business and is an electrical product and services supplier.  The Company plans to build out a network of operations in major cities in the USA in order to establish a national base of PV suppliers, lighting suppliers, air conditioning equipment suppliers and electrical service operations centers.  This combination of services, solar, and electric, provides the Company with a solid base in the electrical services business and a solid base in the growth markets of solar industry.

OVERVIEW

As of March 31, 2019, we operated in Tucson and Phoenix, Arizona. The Company plan is to expand to more locations in North America in the next year as funding becomes available. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community. Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition. We remain committed to high quality operations.

DESCRIPTION OF PRODUCTS

ABCO sells and installs Solar Photovoltaic electric systems that allow the customer to produce their own power on their residence or business property.  These products, installed by our crews, are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured solar products from such companies as Mia Soleil, Canadian Solar, Boviet, Westinghouse Solar and various Korean, German and Chinese suppliers.  In addition, we purchase from a number of local and regional distributors whose products are readily available and selected for markets and price.  ABCO offers solar leasing and long-term financing programs from Alternative Energy Finance Corporation, Service Finance Company, Green Sky, Sunrun and others that are offered to ABCO customers and other marketing and installation organizations.

ABCO also sells and installs energy efficient lighting products, solar powered street lights, HVAC equipment and lighting accessories. ABCO contracts directly with manufacturers to purchase its products which are sold to residential and commercial customers.

ABCO has Arizona statewide approval as a registered electrical services and solar products installer and as an HVAC dealer and installer. Our Solar Electric license is ROC 258378 and our HVAC license is ROC 323162 and we are fully licensed to offer commercial and residential throughout Arizona. As in all states, we will comply with all licensing requirements of those jurisdictions.

The ABCO subsidiary, Alternative Energy Finance Corporation (AEFC)a Wyoming Company provides funding for leases of photovoltaic systems. AEFC financed its owned leases from its own cash and now arranges financing with funds provided by investors and other lessors. AEFC has not done any new leases since 2011 but intends to do so as cash becomes available.

COMPETITION

The solar power market itself is intensely competitive and rapidly evolving.  Price and available financing are the principal methods of competition in the industry.  Based upon these two criteria, our position in the industry is relatively small.  There is no competitive data available to us in our competitive position within the industry.  Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network, we may be unable to achieve sales and market share.  There are several major multi-national corporations that produce solar power products and participate in the solar development market place including, Sunpower, First Solar, GE, Mitsubishi, Solar World AG and Sanyo.  Also, established integrators are growing and consolidating, including GoSolar, Sunenergy and Real Good Solar and we expect that future competition will include new entrants to the solar power market.  Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may have costs similar to or lower than our projected costs.

COMPETITIVE ADVANTAGES

The Company believes that its key competitive advantages are:

1.	The ability to make decisions and use management’s many years of business experience to make the right decisions.
2.	Experience with National expansion programs by management.
3.	Experience with management of employee operated facilities from a central management office.
4.	Experience with multi-media promotional program for name recognition and product awareness.
5.	Alternative energy is a fast growing and popular industry that relates well to customers and current or future shareholders that recognize the market, products and business focus.

ADVANTAGES OF COMPETITORS OVER US

The Company believes the following are advantages of Competitors over us.

1.	Larger competitors have more capital.
2.	Larger companies have more experience in the market.
3.	Larger companies will get the larger contracts because of the level of experience.
4.	We have the same products but must pay more because of volume. This will be a price consideration in bidding competition.
5.	We are a small company that may not be able to compete because we do not have experience or working capital adequate to compete with other companies.

CURRENT BUSINESS FOCUS

We believe that we have developed very good promotional material and advertising products.  We have developed the key messages and promotional pieces that are relevant to our business and inexpensive to produce.   We have built an informative and interactive web site that will allow people to assess their requirements and partially build and price a system, much like the automobile dealers utilize. Additional sales promotion will increase when we have secured outside financing or increased sales through direct sales efforts. Readers should review our website at www.abcosolar.com.

We have established a direct sales force to sell to Government agencies including State, Local and Federal resources and a separate division to call on the many American Indian governments in the US. This allows us to quote with our specifications, products and services on Requests for Proposals (RFP’s) that are issued by the Government Services Agency (GSA), Bureau of Indian Affairs (BIA) and other agencies. We have found that many projects are not known to the general public and most contractors because governmental agencies do not widely advertise their projects.  By departmentalizing this opportunity, we get more information on projects than is available in the normal course of business.

ABCO will not manufacture its solar voltaic (PV) products. We will continue to be a sales and installation contractor with plans to enter the markets of major US and international cities. We will sell and use commercial off the shelf components. Initially this will include the solar panels and LED lighting products purchased to our specification. A strong alliance with a well-respected distributor will be the most conservative decision for the company at this time.

ABCO will contract directly with manufacturers for it Solar Street Light products and will sell, install and maintain these products.  This product is considered to be an American Made product and therefore qualifies for various government funding programs.

Our business and the industry are reliant upon a number of state and federal programs to assist our customers in the acquisition of our products and services.  Such programs are the utility rebates paid directly to customers for wattage installations and the state and federal tax credit programs that allow a percentage of the actual cost of installations to be refunded in the form of tax credits.  Many states have mandated the utilities to collect funds from their customers for the payment of rebates.  All of these programs are listed on the website www.dsireusa.org.

Most of these programs are slated for expiration at differing times in the future.  The federal tax credit of 30% of installation cost will expire at the end of 2021. The customers benefit from the federal and state tax credits which pass through to the owners of the solar systems.  Investors often require the ownership to remain in their hands so that the tax credits can be passed through to them.  This results in a lesser amount to finance and a benefit to the lessee because it lowers the lease payments.  To the extent known, the curtailment or reduction of this tax credit will make a material change in our business and will very likely lower our sales prices and gross margins. Extension of the program or small reductions will probably not have a material effect on sales or gross margins because the suppliers will adjust to the new norm.  We again emphasize, we cannot predict any of the future or the outcome of unknowns. State rebate mandates and state tax credits are variable by state. All of these programs provide incentives for our customers that result in reduced cost.  The price of solar products has also been reduced drastically in the past five years which helping to balance the need for the subsidies.

The State of Arizona subsidies are not material to our programs at this time. Since the State of Arizona offers only $1,000 tax credit per residential installation and no utility rebates for residential or commercial installations, this amount of credit is not likely to negatively impact our business because it will not materially affect the price of the installation.  This amount currently represents less than 2% of the price of an average residential installation.  The commercial tax credit is 10% of the installation price and capped at $25,000. We have not found this credit to be an adequate incentive for a buyer of a solar project to make a purchase decision and if not available, in our opinion, most sales would not be affected.

CUSTOMER BASE

Referrals are important in any market and time in business makes the customer base grow. No customer represented a significant percentage of the Company’s total revenue in the fiscal year ended December 31, 2018 or in fiscal 2017.  The company believes that the knowledge, relationships, reputation and successful track record of its management will help it to build and maintain its customer base.

EXPERIENCED MANAGEMENT

The Company believes that it has experienced management. ABCO’s principal, Charles O’Dowd, has ten years of experience in the sales and installation of solar products and more than forty years business experience.  Mr. O’Dowd has the ability and experience to attract and hire experienced and talented individuals to help manage the company.

Mr. Wayne Marx has been a member of the ABCO Board of Directors for eight years.  He also has over 40 years of self-employed business experience   The Company believes that long term business experience is our most valuable management tool.

ABCO has several experienced and long term employees on staff with a number of years of experience in provision of electrical services including lighting and solar installations. The Company believes that the knowledge, relationships, reputation and successful track record of its management will help it to build and maintain its customer base.

FINANCIAL RESOURCES

ABCO’s development activities since inception have been financially sustained through the sale of equity and capital contribution from shareholders.  We will continue to source capital from the equity and debt markets in order to fund our plans for expansion if we are unable to produce adequate capital from operations.  There is no guarantee that the Company will be able to obtain adequate capital from these sources, or at all.

EMPLOYEES

The Company presently has 20 full-time employees, four (4) in management and four (4) in sales and the balance are in various labor crew positions. The Company anticipates that it will need to hire additional employees as the business grows. In addition, the Company may expand the size of our Board of Directors in the future.  Mr. O’Dowd devotes full time (40 plus hours) to the affairs of the Company.  No employees are represented by a union and there have not been any work stoppages.

DESCRIPTION OF SECURITIES

Capital Stock

Pursuant to our articles of incorporation, as amended to date, our authorized capital stock consists of 5,100,000,000 shares, comprised of 5,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. As of April 16, 2019, there were 61,492,630 shares of common stock and 30,000,000 shares of preferred stock issued and outstanding. Our common stock is quoted on the OTCQB operated by the OTC Markets Group, Inc., under the trading symbol “ABCE.”

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our articles of incorporation and bylaws. For greater detail about our capital stock, please refer to our articles of incorporation and bylaws.

Common Stock

Voting.  Holders of our common stock are entitled to one vote for each outstanding share of common stock owned by such stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. At any meeting of the stockholders, a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law, by our articles of incorporation or by our bylaws.

Dividend Rights.  Holders of our common stock are entitled to receive ratably dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions. The dividend rights of holders of common stock are subject to the dividend rights of the holders of any series of preferred stock that may be issued and outstanding from time to time.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, the holders of such preferred stock may be entitled to distribution and/or liquidation preferences that require us to pay the applicable distribution to the holders of preferred stock before paying distributions to the holders of common stock.

Conversion, Redemption and Preemptive Rights.  Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

The transfer agent and registrar for our common stock is VStock Transfer, Inc.

Preferred Stock

Pursuant to our articles of incorporation, as amended to date, we are authorized to issue up to two hundred million (200,000,000) shares of preferred stock. We may issue such shares without stockholder action, from time to time, in one or more series, as may be determined by our Board of Directors. Our Board of Directors is expressly granted authority, within the limits set forth in the Nevada Revised Statutes, to:

(a)                designate, in whole or in part, the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class of shares before the issuance of any shares of that class;

(b)                create one or more series within a class of shares, fix the number of shares of each such series, and designate in whole or in part the voting powers, designations, preferences, limitations, restrictions, and relative rights of the series, all before the issuance of any shares of that series; or

(c)                alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly-unissued class of shares or any wholly-unissued series of any class of shares.

At this time, no Series A preferred stock are outstanding, 30,000,000 of Class B Preferred Stock are outstanding; and no shares of Series C Preferred Stock are outstanding.

The Board of Directors of the Company had approved a reverse stock split of its common stock, at a ratio of 1-for-20 (the “Reverse Stock Split”).  The Reverse Stock Split became effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace on December 23, 2018 (the “Effective Date”), whereupon the shares of common stock began trading on a split adjusted basis.  On the Effective Date, the Company’s trading symbol was changed to “ABCED” for a period of 20 business days, after which the “D” was removed from the Company’s trading symbol and it reverted to the original symbol of “ABCE”.  In connection with the Reverse Stock Split, the Company’s CUSIP number changed to 00287V204. On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 20.  No fractional shares will be issued, and no cash or other consideration will be paid.  Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share because of the Reverse Stock Split.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid.

This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33-1/3%;

•	33-1/3% or more but less than or equal to 50%; or

•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe that these provisions apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of December 31, 2018, we had 209 stockholders of record. Therefore, we believe that these provisions governing combination of a Nevada corporation apply to us and may have the effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•

the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

Our articles of incorporation contains provisions for “blank-check preferred stock” that may delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

EXPERTS

The consolidated financial statements of ABCO Energy, Inc., as of and for the year ended December 31, 2018 and 2017, appearing in this prospectus and the registration statement of which it is a part, have been audited by KSP Group, Inc. and by Fruci & Associates II , PLLC, respectively, independent registered public accounting firms, as set forth in their report dated April 15, 2019 and April 17, 2018 (contain an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

Law Office of John F. Wolcott, Esq., has provided us with an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholder or its permitted transferees of 250,000,000 shares of our common stock which may be issued by us to Oasis Capital under the Equity Purchase Agreement. Oasis Capital is an “underwriter” within the meaning of the Securities Act in connection with its resale of our common stock pursuant to this prospectus.  The selling stockholder has not had any position or office, or other material relationship with us or any of our affiliates over the past three years. The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of March 31, 2019 and the number of shares of our common stock being offered pursuant to this prospectus.

Name of selling stockholder	Shares beneficially owned as of the date of this prospectus (1)	Number of shares being offered	Number of shares to be beneficially owned and percentage of beneficial ownership after the offering (1)(2)
			Number of shares	Percentage of class (3)
Oasis Capital LLC (4)	0	250,000,000	0	0%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)

The amount and percentage of shares of our common stock that will be beneficially owned by the selling stockholder after completion of the offering assume that they will sell all shares of our common stock being offered pursuant to this prospectus.

(3)

Based on 61,492,630 shares of our common stock issued and outstanding as April 25, 2019. All shares of our common stock being offered pursuant to this prospectus by the selling stockholder are counted as outstanding for computing the percentage beneficial ownership of such selling stockholder.

(4)	Adam Long possesses voting and investment control over shares owned by Oasis Capital.

PLAN OF DISTRIBUTION

The selling stockholder or its respective permitted transferees may, from time to time, sell any or all of shares of our common stock covered hereby on the OTC Marketplace operated by the OTC Markets Group, Inc., or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, provided such amounts are in compliance with FINRA Rule 2121. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling stockholder and/or the purchasers.

Oasis Capital, LLC is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because Oasis Capital is an underwriter within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although Oasis Capital has agreed not to enter into any “short sales” of our common stock, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, Oasis Capital may enter into arrangements it deems appropriate with respect to sales of shares of our common stock after it receives a put notice under the Equity Purchase Agreement so long as such sales or arrangements do not involve more than the number of put shares reasonably expected to be purchased by Oasis Capital under such put notice.

 MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Pink Market operated by the OTC Markets Group, Inc., under the ticker symbol “ABCE.” The following table sets forth the range of high and low closing bid quotes of our common stock per quarter as reported by the OTC Markets for the past two fiscal years ended December 31, 2018 and 2017, respectively, and subsequent fiscal quarter ended March 31, 2019. All quoted prices reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. These prices reflect a one [1] for twenty [20] reverse stock split which became effective on December 23, 2018.

Quarter Ended	Low	High
March 31, 2019	$.02000	$.02200
December 31, 2018	$.00820	$.00870
September 30, 2018	$.00060	$.00070
June 30, 2018	$.00170	$.00620
March 31, 2018	$.00260	$.00550
December 31, 2018	$.00200	$.00380
September 30, 2017	$.00320	$.00690
June 30, 2017	$.00410	$.00900
March 31, 2017	$.00500	$.02350
December 31, 2017	$.01000	$.25000

Holders

As of March 31, 2019, there were 210 stockholders of record.

Dividends

We have not paid, nor declared, any cash dividends since our inception and do not intend to declare or pay any such dividends in the foreseeable future. Our ability to pay cash dividends is subject to limitations imposed by state law.

A VERY LIMITED MARKET FOR OUR SHARES

Effective April 8, 2019, our shares were listed on the OTCQB Market under the symbol ABCE.   As of April 16, 2019, the shares were last quoted at $. per share. On this date, the Company had approximately 210 shareholders of record.

The OTC Market Board® is maintained by the National Association of Securities Dealers (the NASD, now known as the Financial Industry Regulatory Authority (FINRA)). The securities traded on the Bulletin Board are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

A purchaser of our shares may not be able to resell the shares. Broker-dealers may be discouraged from effecting transactions in our shares because they will be considered penny stocks and will be subject to the penny stock rules. Upon becoming a reporting company, Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on FINRA brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Capital Stock

We are currently authorized to issue an aggregate number of 5,000,000,000 shares of common capital stock, $0.001 par value per share.

 On November 1, 2018, the holders of a majority of the outstanding voting power of the Company, by written consent, without a shareholder meeting, authorized this increase from 2,000,000,000 to 5,000,000,000 authorized shares of common stock. The written consent authorized an amendment to the Articles of Incorporation to increase the authorized capital to 5,000,000,000 common shares and 100,000,000 preferred shares. The amendment was filed with the State of Nevada on December 7, 2018.

The Corporation is authorized to issue more than one class or series of stock, and the Board of Directors of the corporation, in accordance with Section 78.195 of the General Corporation Law of the State of Nevada, is vested with authority to prescribe the name, price, classes, series, and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class series of stock.  This corporation shall have one or more classes or series of stock that together (a) have voting rights and (b) are entitled to receive the net assets of the corporation upon dissolution.  All shares of stock shall be fully paid and non-assessable.

As of April 16, 2019, there were 61,482,630 shares issued and outstanding at a par value of $0.001 per share. Each share of common stock shall have one (1) vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our shareholders. Our capital stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our capital stock holders are not entitled to cumulative voting for election of the board of directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore, as well as any distributions to the security holder.  We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of capital stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of capital stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the capital stock.

Preferred Stock

We are authorized to issue shares of preferred stock.  The preferred stock may be divided into any number of series as our directors may determine from time to time. Our directors are authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As of the date of this filing, we do not have any preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to our common stock shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

There are no outstanding warrants to purchase our securities. There are no outstanding stock options to purchase our securities other than those hereinabove described.

Stock Transfer Agent

Our transfer agent is VStock Transfer, Inc., 18 Lafayette Place, Woodmere, NY 11598, telephone number 212-820-8436.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations include several forward-looking statements that reflect management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words.  Those statements include statements regarding the intent, belief or current expectations of us and the management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the Securities and Exchange Commission.  Important factors not currently known to management could cause actual results to differ materially from those in forward-looking statements.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. We believe that our assumptions are based upon reasonable data derived from and business and operations of the Company.  No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions.  Factors that could cause differences include, but are not limited to, expected market demand for our products, fluctuations in pricing for materials, and competition.

RESULTS OF OPERATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2018 AND 2017

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes. This discussion and analysis contain certain statements that are not historical facts, including, among others, those relating to our anticipated financial performance for fiscal 2019, cash requirements, and our expected operating office openings. Only statements which are not historical facts are forward-looking and speak only as of the date on which they are made.  Information included in this discussion and analysis includes commentary on company-owned offices and sales volumes. Management believes such sales information is an important measure of our performance and is useful in assessing consumer acceptance of the ABCO Energy Business Model and the overall health of the Company.  All our financial information is reported in accordance with U. S. Generally Accepted Accounting Principles (GAAP).  Such financial information should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

OVERVIEW

As of December 31, 2018, we operated in Tucson and Phoenix, Arizona. The Company’s plan is to expand to more locations in North America in the next year. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community.  Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition.  This will result in larger contracting jobs, statewide expansion and growth in revenue.  We remain committed to high quality operations.

Our operating results for the years ended December 31, 2018 and 2017 are presented below with major category details of revenue and expense including the components of operating expenses. Footnote 10 to the financial statements discloses the related party transactions of Officer, Directors and other related parties.

FISCAL YEAR ENDED DECEMBER 31, 2018 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2017

Sales increased to $2,867,442 in 2018, an increase of $1,420,386 or 98% over 2017 sales of $1,447,056. Lack of funds and available staff has reduced our ability to a higher increase in sales but the status of the solar market political scene in Arizona has been harmful to the industry.  Our experience has shown us that there is going to be such pressure on our market, and we are changing to prevent the decreases in sales in the future.  We have added new products and new sales personnel and intend to find merger and acquisition funding and acquisition or merger candidates during the current year.  There is no assurance that ABCO will be able to accomplish these goals in the coming year.

Cost of sales increased by $888,746, or 77% to $2,040,339 in 2018 from $1,151,593 in 2017 due primarily to the increase in sales. The Company also changed its focus from residential installs to a commercial focus in order to meet changes in the market. Gross margin as a percentage of total sales increased to 29% in 2018 from 20% in 2017, primarily due to better management of costs on our large commercial jobs in 2018. We hope to bid these contracts more favorably in the future to prevent negative cost of sales numbers.  We hope that more efficient production and a sales mix shift to the higher profit commercial market emphasis will improve these numbers.

General and administrative expenses increased by $182,403, or 22%, in 2018 from $834,457 in 2017 due primarily to maintaining the administration staff in order to control operations, to train and hire additional sales force and to administer public company expenses in 2018.  An 98% increase in sales revenue is the main reason administrative expenses increased in 2018.

LIQUIDITY AND CAPITAL RESOURCES

Our primary liquidity and capital requirements have been for carrying cost of accounts receivable and inventory during and after completion of contracts. This process can easily exceed 90 days and requires the contractor to pay all or most of the cost of the project without assistance from suppliers. Our working capital at December 31, 2018 was $(768,960) and it was $(1,140,059) at December 31, 2017. This increase of $371,099 was primarily funded by our private equity offerings. Bank financing has not been available to the Company.  Working capital calculations include the effect of derivative liabilities in the amount of $74,848 for 2018, a reduction from $178,013 at December 31, 2017.

ABCO Energy has very little contracted lease obligations or long term debt. Our long-term debt net of current portion totaled $18,670 at December 31, 2018 and $0 at December 31, 2017.  The Company owed Officers and Directors $169,549 and $187,826 respectively on demand notes.

STATEMENTS OF CASH FLOWS

During the years ended December 31, 2018 and 2017 our net cash used in operating activities was $347,325 and $167,739 respectively. Net cash provided by operating activities in the period ended December 31, 2018 and 2017 consisted primarily of net loss from operations adjusted for non-cash expenses and a decrease in accounts payable and accrued expenses and mainly the changes in the results of operations.

Net cash provided by (used in) investing activities for the years ended December 31, 2018 and 2017 was $(10,863) and $(197) respectively due to acquisitions of equipment and deposits on leased real estate. Net cash provided by financing activities for the years ended December 31, 2018 and 2017 was $420,850 and $160,448 respectively. Net cash provided by financing activities for 2018 and 2017, resulted primarily from the issuance of common stock and the conversion of convertible debt into common stock. Cash flows from Financing Activities were reduced by legal and the costs of the SEC filings, including the preparation of a Schedule 14A proxy statement, preparation of two Schedule 14C statements, and other SEC expenses that aggregated a total of $39,176.

Since our inception on August 8, 2008 through December 31, 2018 we have incurred net losses of $(5,180,431), including the effects of derivatives on convertible debt totaling $1,465,597. Our cash and cash equivalent balances were $67,707 and $5,046 as of December 31, 2018 and 2017 respectively.  At December 31, 2018, we had total liabilities of $1,198,688 as opposed to $1,230,217 at December 31, 2017, a decrease of $31,529.   The changes in excess billings on contracts in progress account for the majority of the difference.

We plan to satisfy our future cash requirements – primarily the working capital required for the marketing of our services and to offset legal and accounting fees – by additional financing and more operations income. This will likely be in the form of future debt or equity financing.  Based on our current operating plan, we have sufficient working capital to sustain operations for the short term if we do not expand our business. We will not however, be able to reach our goals and projections for multistate expansion without a cash infusion. We expect that our revenue will increase at a steady pace and that this volume of business will result in profitable operations in the future.

OFF BALANCE SHEET TRANSACTIONS

The Company has no off balance sheet transactions during the years ended December 31, 2018 and 2017.

OFF BALANCE SHEET TRANSACTIONS

The Company has no off balance sheet transactions during the years ended December 31, 2018 and 2017. We do not have any off-balance arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities.”

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required under Regulation S-K for “smaller reporting companies.”

PROPERTIES

The Company has paid security deposits on the three rented spaces it occupies for offices and warehouse which total $2,700 on December 31, 2018 and  on December 31, 2017.

There is no lease on the Williams, Arizona property because this office is located in the office of a Director and no lease has been established.

On May 1, 2014 the Company rented office and warehouse space consisting of 3,600 square feet at 2100 N. Wilmot #211, Tucson, Arizona on a one year lease. A third lease extension for twelve months ending November 1, 2018, was signed on November 1, 2018 and this lease has a forward commitment of $33,360 as of December 31, 2018. Additional space is available in the current locations if needed. The Company considers these facilities adequate for current operations level and for substantial growth in the future.  Additional space is available in the current locations if needed.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The following table sets forth the name and age of officers and director as of December 31, 2018. Our Executive officers are elected annually by our board of directors.  Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.  Both Mr. O’Dowd and Mr. Marx were members of the Board and Officers prior to the SEA with Energy Conservation Technologies, Inc. and afterward they were reappointed to the Board on the effective day July 1, 2011.

The Company’s Chief Executive Officer, President, and Director Mr. O’Dowd, and Wayne Marx, a Vice President and Director, are “Promoters” within the meaning of Rule 405 of Regulation C in that these individuals were instrumental in founding and organizing ABCO Energy, Inc.

Officer’s Name	Directors Name	Age	Officer’s Position	Appointment date
Charles O’Dowd	Charles O’Dowd	70	CEO, President, Secretary	July 1, 2011
Wayne Marx	Wayne Marx	69	VP, Director	July 1, 2011

The Board of Directors consists of two individuals, Charles O’Dowd, CEO, President, and Director, and Mr. Wayne Marx, VP and Director. The date of appointment above coincides with the date of the SEA with ENYC on July 1, 2011.  Both persons also served as Directors and Officers of the predecessor companies.  Biographies of the Executive Officers and Members of the Board of Directors are set forth below:

Charles O’Dowd, President, Secretary, Director

Mr. O’Dowd has ten years of experience in the sales and installation of solar products and has spent the past 40 years in a marketing and sales career in real estate and business brokerage. He is well known in the business community throughout Arizona.  From 1975 to 2003, Mr. O’Dowd worked in the real estate industry as a Broker (residential & commercial), Loan Originator, Sales Manager of a 100 person real estate office, Project Manager (6700 N. Oracle) and Land Developer.  From 2003 through 2009 Mr. O’Dowd was VP of Operations and Director of the Southern Arizona Small Business Association.  He has worked full time for ABCO Energy since 2009.  He is a Graduate of the University of Arizona (BS, Political Science) and served as a City of Tucson Police Officer.  He has previously worked for The Colorado College, Tucson Airport Authority Police, and Arizona Air National Guard.  He has vast personal contacts in our market area and is director of sales and marketing for our company.

Wayne Marx, VP, Director

Mr. Marx was the founder and owner of “Precision Outdoor Power”, power equipment retail and service provider in Tucson and Williams, Arizona.  Wayne has more than 40 years of business experience, mostly in retail and government services a self-employed individual and has been a provider of equipment to residential commercial and government users throughout his business career.  He has limited experience in the solar industry.  Mr. Marx presently brings a representation to our company for fire and emergency service organizations that he presently serves and has worked with for many years. Mr. Marx is Fire Chief for the Sherwood Forest Estates Fire District and Regional Fire Resource Coordinator for Coconino County Fire Department.  Mr. Marx joined the Fire District as Fire chief in 2003 and is still employed at this position full time.  Mr. Marx does not draw a salary or work as an employee for ABCO Energy at this time and serves as a Vice President without any compensation.

The Directors will hold office until the next annual meeting of the security holders following their election and until their successors have been elected and qualified. The Board of Directors appoints Officers. Officers hold office until the next annual meeting of our Board of Directors following their appointment and until successors have been appointed and qualified.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

Code of Ethics

We have a Code of Ethics in place for the Company.  The Company seeks advice and counsel from outside experts such as our lawyers and accountants on matters relating to corporate governance and financial reporting.

AUDIT COMMITTEE

The Audit Committee for the Company currently consists of the two members of the Board which acts in such capacity and will do so for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint a separate Audit Committee.

The Audit Committee will be empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company, to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived there from, to outline to the Board improvements made, or to be made, in internal control, to nominate independent auditors, and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

COMPENSATION COMMITTEE

The Company does not presently have a Compensation Committee and the Board acts in such capacity and will do so for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint a Compensation Committee.

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including salary, stock compensation and bonus compensation to all employees.

NOMINATING COMMITTEE

The Company Board acts as the Nominating Committee.

Independence

We are not required to have any independent members of the Board of Directors. The board of directors has determined that Messrs. O’Dowd and Marx each has a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is not an “independent director” as defined in the Marketplace Rules of The NASDAQ Stock Market.

Involvement in Certain Legal Proceedings

Our Directors and Executive Officers have not been involved in any of the following events during the past ten years:

1.

any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.

being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.

being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.

being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16(a) Beneficial Owner Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities We believe that, during fiscal 2018, our directors, executive officers and 10% stockholders have complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

REMUNERATION OF DIRECTORS AND OFFICERS

Summary Compensation Table

The following table sets forth certain summary information concerning the cash and non-cash compensation awarded to, earned by, or paid to Charles O’Dowd, our President and Chief Executive Officer, and Wayne Marx our Vice President and Secretary for the fiscal years ended December 31, 2018 and 2017.  These two officers are referred to as the “named executive officers” in this prospectus.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total Compensation ($)
Charles O’Dowd	2018	$54,290			$5,000	$59,290
President & CEO	2017	$52,000				$52,000

Wayne Marx	2018	0				0
VP, Director	2017	0				0

During the year ended 2018, Mr. O’Dowd received a salary of $54,290.  Mr. O’Dowd was employed in January 2011 and works full time for the Company.

Mr. Marx has not received any compensation for his services to the Board of Directors and no arrangements have been made to do so at this time.  It is anticipated that his remuneration for calendar 2019 will remain the same as fiscal 2018.

There is no family relationship between any of the current officers or directors of the Company.

The Company is a Nevada corporation with principal executive offices located at 2100 North Wilmot, Suite 211, Tucson, AZ 85712.  On January 15, 2016, the Company’s Board of Directors, after careful consideration, approved our 2016 Stock Option and Incentive Stock Plan (the “Plan”), pursuant to which the Company has reserved 200,000,000 shares for issuance thereunder.

The Plan enables the Board to provide equity-based incentives through grants of Awards to the Company’s present and future employees, directors, consultants and other third party service providers.  Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a condition of acquiring another entity will not reduce the maximum number of shares of Common Stock reserved for issuance under the Plan. In addition, the number of shares of Common Stock subject to the Plan, any number of shares subject to any numerical limit in the Equity Incentive Plan, and the number of shares and terms of any incentive award may be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Outstanding Equity Awards at Fiscal Year End

An aggregate of 1,620,000 stock awards are outstanding under the Equity Incentive Plan as of December 31, 2018.

OUTSTANDING EQUITY AWARDS AFTER FISCAL YEAR END

 The following table sets forth information on outstanding option and stock awards held by the named executive officers of the Company at March 31, 2019, including the number of shares underlying both exercisable and un-exercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option.

Outstanding Equity Awards at Fiscal Year-End
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options un-exercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Charles O’Dowd	500,000	0	$.001	01/01/2016	01/01/2021

Wayne Marx	500,000		0.001	01/01/2016	01/01/2021

(1)	All options vest 20% per year beginning on the first anniversary of their grant date.

In the aggregate of 1,620,000 stock awards are outstanding under the Equity Incentive Plan as of  March 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth certain information regarding beneficial ownership of our securities by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Name and Address of Owner (1)	Title of Securities	Amount and nature of common stock	Percent of class (3)	Amount and nature of preferred stock (2)(4)	Percentage of class (3)
Charles O’Dowd	Common	920,000	4%	12,000,000	40%
Wayne Marx	Common	100,000	.04%	2,000,000	7%
All Officers, Directors and 5% Shareholders - As a Group	Common	1,020,000	4.4%	14,000,000	47%

(1) The address is c/o ABCO Energy, Inc., 2100 N. Wilmot #211, Tucson, AZ 85712

(2) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 2019 (none are eligible) are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3) Based upon 61,492,630 shares issued and outstanding on April 16, 2019.

(4) These shares are convertible into ten (10) shares of common stock at an exercise price of $.001 per share.

The following numbers have been adjusted for the Company’s 1 for 20 reverse stock split on December 23, 2018.

The Company issued 1,350,000 restricted common shares to management for services with a fair market value of $27,000. during the Year Ended December 31, 2018. Of these awards, Charles O’Dowd received 900,000 shares and Wayne Marx received 100,000 shares.  The balance was awarded to consultants to the Company.

On September 15, 2017 and on August 30, 2018, the Board of Directors authorized on each such date the issuance of an aggregate of 30,0000,000 shares of Class B Convertible Preferred Stock [“Series B”] to both Directors of the Company and to two unaffiliate Consultants. Of the Series 12,000,000 shares were issued to Charles O’Dowd and 2,000,000 to Wayne Marx, the Directors. Each Consultant received 8,000,000 shares. See the Company’s Schedule 14C which became effective with the Commission on September 30, 2018.  These preferred shares have no market pricing and management assigned the value of $30,000 to the stock issue based on the par value of the preferred stock of $.001. The 30,000,000 shares of Preferred Stock have 20 votes for each share of record. The holders of the Preferred are also entitled to own additional 30,000,000 common shares upon conversion of the Preferred Stock.  As a result of owning these shares of Common and Preferred Stock, the Control Shareholders will have voting control the Company.

By Written Consent in lieu of a Meeting of Shareholders executed November 1, 2018, the holders of a majority of the voting power common stock and preferred stock of the Company adopted a further Amendment to the Articles of Incorporation increasing the authorized common stock from 2 Billion shares to 5 Billion shares The Certificate of amendment was filed with the Nevada Secretary of State on November 8, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Any future material transactions and loans will be made or entered into on terms that are no less favorable to the Company that those that can be obtained from unaffiliated third parties.  Any forgiveness of loans must be approved by a majority of the Company’s independent directors who do not have an interest in the transactions and who have access, at the Company’s expense, to Company’s or independent counsel.  Until the Company has more than two directors, this policy will not be in effect.

Officers, directors and other related individual’s loans are demand notes totaling $169,549  as of December 31, 2018 and  as of December 31, 2017. The total consists of two notes from Officer/Directors and one from a related party.

The following table indicates the balances due on demand notes and the accrued interest on these notes.

Related party notes payable as of December 31, 2017 and December 31, 2016 consists of the following:

Description	December 31, 2017	December 31, 2016
Notes payable – Director bearing interest at 12% per annum, unsecured, demand notes.	$60,000	$60,000
Note payable - Officer bearing interest at 12% per annum, unsecured, demand note	61,052	61,052
Note payable – other bearing interest at 12% per annum, unsecured, demand note.	48,497	66,774
Total	$169,549	$187,826

The first note in the amount of $60,000 provides for interest at 12% per annum and is unsecured.  This note resulted in an interest charge of $34,304 accrued and unpaid at December 31, 2018.

The second note has a current balance of $61,052 as of December 31, 2018. The note is an unsecured demand note and bears interest at 12% per annum. This note resulted in an interest charge of $20,061 accrued and unpaid at December 31, 2018.

The third note is from a related party and has a current balance of $48,497 as of December 31, 2018.  The note is an unsecured demand note and bears interest at 12% per annum. This note resulted in an accumulated interest charge of $19,163 accrued and unpaid at December 31, 2018.

Charles O’Dowd, CEO, President and Director of the Company and Wayne Marx, Vice President and Director of the Company are each “Promoters” as defined in Rule 405 of Regulation C.  In 2009 Mr. O’Dowd received his 400,000 shares of Company stock in exchange for services rendered which were valued at $4,000 and Mr. Marx purchased his 100,000 shares for $50,000 cash in 2010. Thereafter, Mr. O’Dowd and Mr. Marx received 900,000 and 100,000 shares, respectively, for services rendered.

Until May 8, 2017, the Company’s common stock was listed on the OTCQB Market under the symbol ABCO. Effective that date, the shares were delisted from the OTCQB because of the failure to cure a bid price deficiency whereby the shares did not close at or above $0.01 for 30 consecutive trading days over the preceding six [6] month period. The common stock traded on the OTC Pink Tier under the symbol ABCE from May 8, 2017 until April 5, 2019. The Company re-applied for listing on the OTCQB. We are now trading on the OTCQB under the symbol ABCE effective April 8, 2019.

Effective December 31, 2016, the Company entered into a Consulting Agreement (“CA”) with Joshua Tyrell (“Tyrell”) which provides for Tyrell to assist in various business development activities on behalf of the Company, including but not limited to realizing new business opportunities.  In consideration for rendering such services, Tyrell was issued 1,500,000 free trading shares of Company common stock.  The CA had a six month term expiring on March 31, 2017.  On November 7, 2016 and on November 30, 2016, the CA was amended to provide for the payment of an additional 6,300,000 and an additional 5,000,000 free-trading shares, respectively to Tyrell for services rendered due to the huge trading volume of the derivative conversions and to extend the term of the CA to twelve (12) months ending November 7, 2017.  The consultant received a total of 14,300,000 (71,500 post the 2017 and 2018 reverse split  shares of free trading and restricted common stock valued at $91,600.

The Company entered into Securities Purchase Agreement with Blackbridge Capital, LLC, a Delaware limited liability company [“SPA”], operating out of New York, New York (“Blackbridge”) whereby Blackbridge had agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock.  The Company agreed to file a Registration Statement to register such shares for sale to Blackbridge.  In addition, the Company issued [i] a convertible promissory note to Blackbridge pursuant to the Securities Purchase Agreement equal to $150,000 as a commitment fee, that is currently charged to prepaid expenses until services are provided (the “Blackbridge Note”), [ii] and a $100,000 Convertible Note to cover the expenses to be incurred for the preparation and filing of the Registration Statement and related matters (“Expenses Note”).

On March 13, 2017, the Company and Blackbridge, entered into an Agreement, effective as of March 1, 2017, terminating the SPA.  The Registration Statement on Form S-1 filed by the Company pursuant to the SPA could not be processed because of technical issues raised by the SEC about Blackbridge and was withdrawn on February 28, 2017.

The Board of Directors of the Company has approved a reverse stock split of its common stock, at a ratio of 1-for-10 (the “Reverse Stock Split”).  The Reverse Stock Split became effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace on January 13, 2017 (the “Effective Date”), whereupon the shares of common stock began trading on a split adjusted basis.  On the Effective Date, the Company’s trading symbol was changed to “ABCED” for a period of 20 business days, after which the “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “ABCE”.  In connection with the Reverse Stock Split, the Company’s CUSIP number will change to 00287V204.  On the Effective Date, the total number of shares of the Company’s Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 10.  No fractional shares will be issued, and no cash or other consideration will be paid.  Instead, the Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share because of the Reverse Stock Split.

As a result of the Reverse Stock Split the number of authorized shares of common stock was reduced to 50,000,000 from 500,000,000 shares.  The Company has called a Special meeting for June 22, 2017 to authorize an amendment to the Articles of Incorporation to increase the authorized capital to 1,000,000,000 common shares and 100,000,000 preferred shares.

The Company’s Articles of Incorporation, as amended, were amended to increase the authorized shares of Common stock to 2,000,000,000 shares. The holders of Common Stock and Preferred Stock constituting a majority of the voting power of the Company adopted the Amendment by written consent, as aforesaid.

On February 25, 2017, the Company replaced its auditors, Thayer-O’Neal Company, LLC (“Thayer”) with Fruci & Associates II, PLLC (“Fruci”).  There were no disagreements between the Company and Thayer regarding accounting principles or practices, disclosure requirements or auditing scope or procedures which resulted in this change of auditors.  Fruci conducted the audit of the Company’s financial statements for the fiscal year ended December 31, 2017 which appear in this Prospectus.

On September 12, 2018, the Company then current auditors, Fruci & Associates II, PLLC (“Fruci”), resigned and were replaced by the appointment of Semple, Marchal & Cooper, LLP on October 4, 2018.  There were no disagreements between the Company and Fruci regarding accounting principles or practices, disclosure requirements or auditing scope or procedures which resulted in this change of auditors.

The Company and Blackbridge Capital Growth Fund LLC (“Seller”) are the parties to that certain promissory note originally issued by the Company to Seller on November 2, 2016 (“Original Note”), in the principal amount of $100,000,000. On or around June 7, 2018, Seller entered into a note purchase and assignment agreement (the “Agreement”) to sell and assign the Original Note to L2 Capital, LLC (“Holder”). The Board of Directors of the Company deemed it in the best interests of the Company to enter into the Agreement and issue a 7% replacement convertible promissory note of the Company in the aggregate principal amount of $87,707.25 (the “Replacement Note”) to the Holder, convertible into shares of common stock of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Replacement Note. The Seller was paid on June 14, 2018 and the transaction closed on that date with the Replacement Note being delivered to the Holder by the Company.

On January 17, 2018, the debt holder Blackbridge Capital Growth Fund, LLC converted $14,375 of their convertible debentures into 12,500,000 shares of common stock.  This transaction resulted in an increase to paid in capital for derivative gains in the amount of $25,196 in addition to the reduction in the debt in the amount of $14,375.  As of June 30, 2018, Blackbridge had sold their promissory note to L2 Capital, LLC in a private transaction. L2 Capital converted $29,382 of the note into 29,000,000 shares of common stock prior to June 30, 2012. The balance of the convertible debenture was 57,981 at June 30, 2018.

On January 11, 2017, the Company issued a twelve (12) month $45,000 convertible promissory note to Crown Bridge Partners, LLC, (“Crown”), which bears interest at the rate of 5% per annum on the principal sum of the outstanding (“Crown Note”).  The Company received net proceeds of $40,000 after deductions for expenses from the Crown Note which is convertible at any time after the six (6) month anniversary of the Note into shares of common stock as a conversion price equal to 52% of the lowest one (1) trade prices in the 20 trading days before the conversion date. During 2017 Crown converted $5,979 of their convertible debentures for 3,790,000 shares of common stock. During the period ended June 30, 2018, Crown Bridge converted $39,021 in principal and $712 of Interest into 49,358,000 shares of common stock. The balance of the note was $8,445 plus accrued interest of $4,359 as of June 30, 2018.

On October 13, 2017, the Company issued a nine (9) month $58,000 convertible promissory note to Power Up Lending Group, Ltd., (“Power Up”), which bears interest at the rate of 8% per annum on the principal sum of the outstanding (“PowerUp Note”).  The Company received net proceeds of $55,000 after deductions for expenses from the Power Up Note.  The PowerUp Note is convertible at any time after the six (6) month anniversary of the Note into shares of common stock as a conversion price equal to 58% of the lowest two (2) trade prices in the 15 trading days before the conversion date. The earliest conversion date was April 19, 2018. During the period ended June 30, 2018 Power Up Lending converted and sold $59,815 worth of debentures including $1,815 in interest for 51,130,560 shares of common stock. The balance of the Power Up Note was $0 at June 30, 2018.

On May 7, 2018, the Company entered into a Series C Preferred Stock Purchase Agreement with Power Up Lending Group Ltd. (“PU”) pursuant to which the Company agreed to issued 78,000 shares of Series C Preferred Stock (“Series C Shares”) in exchange for a net purchase price of $75,000.00. The transaction was closed on May 22, 2018. The Series C Shares were issued on May 7, 2018. PU, as holder of the Series C, has no voting rights and the Series C Shares are subordinate to the Series B Preferred Stock currently outstanding.

On July 6, 2018, the Company entered into a Series C Preferred Stock Purchase Agreement with Power Up Lending Group Ltd. (“PU”) pursuant to which the Company agreed to issue an additional 68,000 Series C Shares in exchange for a net purchase price of $68,000.00. The transaction was closed on July 13, 2018. The Series C Shares were issued as of July 6, 2018. PU, as holder of the Series C, has no voting rights and the Series C Shares are subordinate to the Series B Preferred Stock currently outstanding.

On August 24, 2018, the Company entered into a third Series C Preferred Stock Purchase Agreement with Power Up Lending Group Ltd (“PU”) pursuant to which the Company agreed to issue an additional 73,000 Series C Shares in exchange for a net purchase price of $70,000. The transaction closed on August 29, 2018. The Series C Shares were issued on August 24,2018. PU, as holder of the Series C Shares, has no voting rights and the Series C Shares are subordinate to the Series B Preferred Stock currently outstanding.

On January 9, 2019, Semple, Marchal & Cooper, LLP (“SMC”) ceased the client auditor relationship with the Company.  SMC never reported on the Company’s financial statements.  On January 11, 2019, the company engaged KSP Group, Inc. (“KSP”), as its new auditors for the fiscal year ended December 31, 2018.  KSP’s audit for the fiscal year ended December 31, 2018 which appears in this Prospectus.  There were no disagreements between SMC regarding accounting principles or practices or auditing scope, disclosure requirements which remitted in the change of auditors.

During the period of January 1, 2019 and the date of this Prospectus, the Company sold and will issue 4,710,000 restricted shares of common stock from private placement offerings.  The gross proceeds were in the amount of $158,838, expenses of the offering totaled $79,637 and net proceeds to the Company amounted to $79,198.  The proceeds were used for working capital, corporate expenses, legal fees, prepaid expenses and public company expenses.

Effective as of January 31, 2019, the Company acquired through redemption from Redstart Holdings Corp, [“RHC”] 68,000 shares of the Series C Preferred Stock [“Redeemed Preferred Shares”] owned by RHC.  The redemption price for the Redeemed Preferred Shares was $101,810.55 which was financed through a cash advance transaction of future receivables.

Effective as of February 22, 2019, the Company acquired through redemption from RHC 73,000 shares of the Series C Preferred Stock [“Redeemed Preferred Shares”] owned by RHC.  The redemption price for the Redeemed Preferred Shares was $106,144.92 which was financed through available cash and the promissory note referred to in the next paragraph.

As of the Effective Date of February 16, 2019, the Company issued to Power Up Lending Group, Inc. [“Power Up”], a $55,000.00 promissory note net of an original issue discount of $10,000.00 (OID) and expenses of $3,000.00 [“Note”].  The Note is convertible into Company common stock beginning six months after the Effective Date with an effective discount rate of approximately 20%. The OID on this issue that is paid out of proceeds allows a lower purchase price if the Company purchases this liability.

As of the Effective Date of March 19, 2019, the Company issued to Power Up, a $55,000.00 promissory note net of an original issue discount of $10,000.00 (OID) and expenses of $3,000.00 [“Note”].  The Note is convertible into Company common stock beginning six months after the Effective Date with an effective discount rate of approximately 20%. The OID on this issue that is paid out of proceeds allows a lower purchase price if the Company purchases this liability.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS; LITIGATION

At present, we do not have employment agreements with any of our Executive officers.  There is no pending litigation or proceeding to which the Company is a party that may materially affect the business or its assets. The Company is not subject to any adverse order, judgment or decrees entered in connection with the offering by the regulatory authorities in each state; by any court; or by the Securities and Exchange Commission.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Any future material transactions and loans will be made or entered into on terms that are no less favorable to the Company that those that can be obtained from unaffiliated third parties.  Any forgiveness of loans must be approved by a majority of the Company’s independent directors who do not have an interest in the transactions and who have access, at the Company’s expense, to Company’s or independent counsel.  Until the Company has more than two directors, this policy will not be in effect.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 12, 2018, the Company then current auditors, Fruci & Associates II, PLLC (“Fruci”), resigned and were replaced with the appointment of Semple, Marchal & Cooper, LLP.  There were no disagreements between the Company and Fruci regarding accounting principles or practices, disclosure requirements or auditing scope or procedures which resulted in this change of auditors.  Fruci conducted the audit of the Company’s financial statements for the fiscal year ended December 31, 2016 and December 31, 2017 which appear in this prospectus.

On January 9, 2019, Semple, Marchal & Cooper, LLP (“SMC”) ceased the client auditor relationship with the Company.  SMC never reported on the Company’s financial statements.  On January 11, 2019, the company engaged KSP Group, Inc. (“KSP”), as its new auditors for the fiscal year ended December 31, 2018.  KSP’s audit for the fiscal year ended December 31, 2018 which appears in this Prospectus.  There were no disagreements between SMC regarding accounting principles or practices or auditing scope, disclosure requirements which remitted in the change of auditors.

 INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, consolidated financial condition, or operating results.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement, and the reports and other information that we file with the Securities and Exchange Commission, at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

SELECTED FINANCIAL DATA.

Not required under Regulation S-K for “smaller reporting companies.”

ABCO ENERGY, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ABCO Energy, Inc.

We have audited the accompanying consolidated balance sheet of ABCO Energy, Inc. as of December 31, 2018 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2018, and the related notes. These consolidated financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ABCO Energy, Inc. at December 31, 2018, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has incurred accumulated deficits, recurring operating losses since inception and negative cash flows from operations. This and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KSP Group

Los Angeles, CA
April 15, 2019

802 N Washington

Spokane, WA 99201

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of ABCO Energy Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of ABCO Energy Inc. (the Company) as of December 31, 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its consolidated operations and its cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provided a reasonable basis for our opinion.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a history of operating losses, has limited cash resources, and its viability is dependent on its ability to meet future financing requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fruci & Associates II, PLLC

We have served as the Company’s auditor since 2017.

Spokane, WA

April 17, 2018

ABCO ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018, and 2017

ASSETS	December 31 2018	December 31 2017
Current Assets
Cash	$67,707	$5,046
Accounts receivable on completed projects	105,187	46,985
Accounts receivable on incomplete projects	184,212	-
Inventory	53,950	38,127
Total Current Assets	$411,056	$90,158
Fixed Assets
Vehicles, office furniture & equipment – net of accumulated depreciation	36,538	21,941
Other Assets
Investment in long term leases	10,512	11,281
Security deposits	2,700	2,700
Total Other Assets	13,212	13,981
Total Assets	$460,806	$126,080

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$549,611	$496,991
Excess billing on contracts in progress	85,777	83,813
Notes payable – merchant loans	53,362	96,338
Derivative liability on convertible debentures	74,848	178,013
Notes payable officers and affiliates	169,549	187,826
Convertible debentures – net of discount	-	187,236
Note payable non affiliate	49,563	-
Preferred stock series C	189,680	-
Current portion of long term debt	7,628	-
Total Current Liabilities	1,180,018	1,230,217

Long term debt, net of current portion	18,670	-
Total Liabilities	1,198,688	1,230,217

Commitments and contingencies	0	0

Stockholders’ Deficit:
Preferred stock, 100,000,000 shares authorized, $0.001 par value, and 30,000,000 shares issued and outstanding at December 31, 2018 and 15,000,000 at December 31, 2017	30,000	15,000
Common stock, 5,000,000,000 shares authorized, $0.001 par value, 31,886,289, and 6,248,507 issued and outstanding at December 31, 2018 and December 31, 2017, respectively	31,886	6,249
Common shares sold not issued – 870,000 at December 31, 2018 and 1,858,414 at December 31, 2017	870	256,237
Additional paid-in capital	4,379,793	3,158,541
Accumulated deficit	(5,180,431)	(4,540,163)
Total Stockholders’ Deficit	(737,882)	(1,104,137)
Total Liabilities and Stockholders’ Deficit	$460,806	$126,080

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

	December 31, 2018	December 31, 2017

Revenues	$2,867,442	$1,447,056

Cost of Sales	2,040,339	1,151,593

Gross Profit	827,103	295,463

Operating Expenses:

Payroll	325,567	254,646
Share based expense	27,000	101,400
Consulting expense	93,728	70,246
Corporate expense	35,165	46,759
Professional fees	101,598	56,764
Rent	35,936	27,380
Other selling and administrative expense	397,866	277,262

Total operating expense	1,016,860	834,457

Net (Loss) from operations	(189,757)	(538,994)

Other expenses
Interest on notes payable	(71,712)	(102,231)
Loss on note issuance	(36,230)	(109,889)
Change in Derivative Gain (Loss)	61,251	214,265
Finance Fees – derivatives	(33,018)	(197,752)
Gain (Loss) on extinguishment of debt	(370,802)	134,665
Total other expenses	(450,511)	(60,942)

Net (Loss) before provision for income taxes	(640,268)	(599,936)

Provision for income tax	-	-

Net (loss)	$(640,268)	$(599,936)

Net (loss) Per Share (Basic and Fully Diluted)	$(0.01)	$(0.01)

Weighted average number of common shares used in the calculation	20,431,605	4,725,257

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Stock		Preferred Stock	Additional Paid in Capital	Shares to be issued	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount $0.001 Par

Balance at December 31, 2016 (post reverse split)	26,871,876	$26,872	-	$3,023,926	-	$(3,940,227	$(889,429)
Preferred stock issued to management	-	-	$15,000	-	-	-	15,000
Common shares issued under private placement offering - net of expenses	60,840,000	60,840	-	181,506	-	-	242,346
Common shares to be issued under private placement offering - net of expenses	-	-	-	-	246,237	-	246,237
Common shares issued for conversion of convertible debenture notes - net of expenses	6,290,000	6,290	-	7,164	-	-	13,454
Shares issued for services	3,968,254	3,968	-	6,032	-	-	10,000
Shares to be issued for services	-	-		-	10,000	-	10,000
Shares issued under management compensation	27,000,000	27,000	-	54,400	-	-	81,400
Legal and promotion expense	-	-	-	(55,711)	-	-	(55,711)
Derivative interest expense on convertible debentures	-	-	-	(177,498)	-	-	-
Net (loss) for the year	-	-	-	-	-	(599,936)	(599,936)

Balance at December 31, 2017	124,970,130	$124,970	$15,000	$3,039,819	$256,237	$(4,540,163)	$(1,104,137)
1 for 20 Reverse – December 23, 2018	6,248,507	6,248	15,000	3,158,541	256,237	(4,540,163	(1,104,137)
Preferred stock issued to management			15,000				15,000
Common shares issued under private placement offering - net of expenses	7,150,532	7,150		538,034	(256,237)		288,947
Common shares to be issued under private placement offering - net of expenses	870,000	870					870
Common shares issued for conversion of convertible debenture notes - net of expenses	16,767,650	16,768		687,115			703,883
Shares issued for services	369,599	370		9,630			10,000
Shares issued under ABCO management compensation	1,350,000	1,350		25,650			27,000
Legal and promotion expense				(39,176)			(39,176)

Net (loss) for the year						(640,268)	(640,268)
Balance at December 31, 2018	32,756,288	32,756	$30,000	$4,379,793	$-	$(5,180,431)	$(737,882)

See accompanying notes to the consolidated financial statements

ABCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

	December 31,	December 31,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(640,268)	$(599,936)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	18,610	7,785
Shares issued to officers and consultants	52,000	116,401
Inventory change	(8,823)	8,574
Amortization of debt discount	2,311	197,752
Change in Derivative liability	(61,251)	(214,265)
Changes in Accounts receivable on completed contracts	(58,202)	56,656
Change in accounts receivable on incomplete contracts	(184,212)	-
Increase (decrease) in prepaid expenses	-	151,846
Billings in excess of costs on incomplete projects	1,964	83,813
Accounts payable and accrued expenses	90,496	19,552
Loss on note issuance	36,230	109,889
Finance fees on derivatives	33,018	28,859
Gain (loss) on extinguishment of debt	370,802	(134,665)
Net cash used in operating activities	(347,325)	(167,739)

Cash Flows from Investing Activities:
Purchase of equipment	(11,633)	-
Proceeds from investments in long term leases	769	703
Product and lease deposits	-	(900)

Net cash provided by (used for) investing activities	(10,864)	(197)

Cash Flows from Financing Activities:
Proceeds from sale of common stock – net of expenses	250,641	255,373
Merchant loans – net of principal payments	60,000	35,048
Proceeds of related party notes payable	-	10,479
Payments on related party notes payable	(18,277)	-
Payment on debt	(150,514)	(140,452)
Proceeds from loans from non-affiliate	60,000	-
Proceeds from preferred stock sales	219,000	-
Net cash provided by financing activities	420,850	160,448

Net increase (decrease) in cash	62,661	(7,488)
Cash, beginning of period	5,046	12,534
Cash, end of period	$67,707	$5,046

Supplemental disclosures of cash flow information:

Cash paid for interest	$117,332	$102,231
Shares issued or to be issued for services	52,000	101,400
Income taxes paid or accrued	$0	$0

See accompanying notes to the consolidated financial statements.

ABCO ENERGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Note 1 – Overview and Description of the Company

ABCO Energy, Inc. was organized on July 29, 2004 and operated until July 1, 2011 as Energy Conservation Technologies, Inc. (ENYC).  On July 1, 2011 ENYC entered into a share exchange agreement (SEA) with ABCO Energy, Inc. (“Company”) and acquired all the assets of ABCO.  ENYC changed its name to ABCO Energy, Inc. on October 31, 2011.  As a result of the SEA, the outstanding shares of ENYC as of June 30, 2011 were restated in a one for twenty three (1 for 23) reverse stock split prior to the exchange to approximately 9% of the post-exchange outstanding common shares of the Company.

On January 13, 2017, the Board of Directors of the Company approved a reverse stock split of its common stock, at a ratio of 1-for-10 (the “Reverse Stock Split”).  The Reverse Stock Split became effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace on January 13, 2017 (the “Effective Date”), whereupon the shares of common stock began trading on a split adjusted basis.  As a result of the Reverse Stock Split the number of authorized shares of common stock was reduced to 50,000,000 from 500,000,000 shares.  The Company held a Special Meeting of Stockholders in May 2017 which authorized an amendment to the Articles of Incorporation to increase the authorized common share capital to 2,000,000,000 common shares and 100,000,000 preferred shares.  Thereafter, on September 27, 2017, by written consent the holders of a majority of the outstanding shares voted to authorize an additional amendment to increase the authorized common shares to 2,000,000,000 shares

On December 23, 2018 the Board of Directors of the Company approved a reverse stock split of its common stock, at a ratio of 1-for-20 (the “Reverse Stock Split”).  The Reverse Stock Split became effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace on December 23, 2018 (the “Effective Date”), whereupon the shares of common stock began trading on a split adjusted basis.

On November 8, 2018, by written consent the holders of a majority of the outstanding shares voted to authorize an additional amendment to increase the authorized common shares to 5,000,000,000 shares. All share numbers through-out these financial statements and notes thereto have been adjusted to reflect this reverse split.

The Company is in the Photo Voltaic (PV) solar systems industry, the LED and energy efficient commercial lighting business and is an electrical product and services supplier.  In 2018 ABCO entered the HVAC business with the acquisition of a small company’s assets and qualifying license. The Company plans to build out a network of operations in major cities in the USA to establish a national base of PV, HVAC, lighting and electrical service operations centers.  This combination of services, solar and electric, provides the Company with a solid base in the standard electrical services business and a solid base in the growth markets of solar systems industry.

OVERVIEW

As of December 31, 2018, we operated in Tucson and Phoenix, Arizona.  The Company plan is to expand to more locations in North America in the next year as funding becomes available. We believe that the solar and energy efficiency business functions better if the employees are local individuals working and selling in their own community. Our customers have indicated a preference for dealing with local firms and we will continue our focus on company-owned integrated product and services offices. Once a local firm is established, growth tends to come from experience, quality and name recognition. We remain committed to high quality operations.

DESCRIPTION OF PRODUCTS

ABCO sells and installs Solar Photovoltaic electric systems that allow the customer to produce their own power on their residence or business property.  These products, installed by our crews, are purchased from both USA and offshore manufacturers. We have available and utilize many suppliers of US manufactured solar products from such companies as Mia Soleil, Canadian Solar, Boviet, Westinghouse Solar and various Korean, German and Chinese suppliers.  In addition, we purchase from several local and regional distributors whose products are readily available and selected for markets and price.  ABCO offers solar leasing and long term financing programs from Service Finance Corporation, Green Sky, AEFC and others that are offered to ABCO customers and other marketing and installation organizations.

ABCO also sells and installs energy efficient lighting products, regular and solar powered air conditioning equipment, solar powered street lights and lighting accessories.  ABCO contracts directly with manufacturers to purchase its lighting products which are sold to residential and commercial customers.

ABCO has Arizona statewide approval as a registered electrical services, HVAC and solar products installer.  Our license is ROC 258378 electrical and ROC 323162 HVAC and we are fully licensed to offer commercial and residential services.  As in all states, we will comply with all licensing requirements of those jurisdictions.

The ABCO subsidiary, Alternative Energy Finance Corporation, (AEFC) a Wyoming Company provides funding for leases of photovoltaic and HVAC systems.  AEFC financed its owned leases from its own cash and now arranges financing with funds provided by other lessors.   AEFC has not done any company owned new leases since 2011 but intends to do so as cash becomes available.

Note 2 – Summary of significant accounting policies

Critical Accounting Policies and Use of Estimates

These financial statements consist of the consolidated financial positions and results of operations of both the parent, ABCO Energy, Inc. and the subsidiary companies.  In the opinion of Management, all adjustments necessary for a fair statement of results for the fiscal years presented have been included.  These financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) generally accepted in the United States of America.

GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets, income taxes, equity-based compensation, litigation and warranties.  The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events.

Significant estimates include but are not limited to the estimated useful lives of equipment for purposes of depreciation, percentage of completion and the valuation of common and preferred shares issued for services, equipment and the liquidation of liabilities

The policies discussed below are considered by management to be critical to an understanding of the Company’s financial statements.  These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  By their nature, estimates are subject to an inherent degree of uncertainty.  Actual results may differ from those estimates.

Cash and Cash Equivalents

There are only cash accounts included in our cash equivalents in these statements.  For purposes of the statement of cash flows, the Company considers all short-term securities with a maturity of three months or less to be cash equivalents. There are no short term cash equivalents reported in these financial statements.

Property and Equipment

Property and equipment are to be stated at cost less accumulated depreciation.  Depreciation is recorded on the straight-line basis according to IRS guidelines over the estimated useful lives of the assets, which range from three to ten years.  Maintenance and repairs are charged to operations as incurred.

Revenue Recognition

The Company generates revenue from sales of solar products, LED lighting, installation services and leasing fees. During the last two fiscal years, the company had product sales as follows:

Sales Product and Services Description	2018		2017
Solar PV residential and commercial sales	$2,576,640	90%	$1,315,907	91%
Energy efficient lighting & other income	291,824	9%	130,164	8%
Interest Income	978	1%	985	1%
Total revenue	$2,867,442	100%	$1,447,056	100%

The Company recognizes product revenue, net of sales discounts, returns and allowances. These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred, and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable.

Our revenue recognition is recorded on the percentage of completion method for sales and installation revenue and on the accrual basis for fees and interest income.  We recognize and record income when the customer has a legal obligation to pay.  All our revenue streams are acknowledged by written contracts for any of the revenue we record.  There are no differences between major classes of customers or customized orders.  We record discounts, product returns, rebates and other related accounting issues in the normal business manner and experience very small number of adjustments to our written contractual sales.  There are no post-delivery obligations because warranties are maintained by our suppliers. Our lease fees are earned by providing services to contractors for financing of solar systems.  Normally we will acquire the promissory note (lease) on a leased system that will provide cash flow for up to 20 years.  Interest is recorded on the books when earned on amortized leases.

Accounts Receivable and work-in-progress

The Company recognizes revenue upon delivery of product to customers and does not make bill-and-hold sales.  Contracts spanning reporting periods are recorded on the percentage of completion method, based on the ratio of total costs to total estimated costs by project, for recognition of revenue and expenses.  Accounts receivable includes fully completed and partially completed projects and partially billed statements for completed work and product delivery.  The Company records a reserve for bad debts in the amount of 2% of earned accounts receivable.  When the Company determines that an account is uncollectible, the account is written off against the reserve and the balance to expense.  If the reserve is deemed to be inadequate after annual reviews, the reserve will be increased to an adequate level.

Inventory

The Company records inventory of construction supplies at cost using the first in first out method.  After review of the inventory on an annual basis, the Company discounts all obsolete items to fair market value and has established a valuation reserve of 10% of the inventory at total cost to account for obsolescence.

Income Taxes

The Company has net operating loss carryforwards as of December 31, 2018 totaling approximately $3,521,421.  Accrued derivative liabilities and stock-based compensation are assumed to be non-tax events. A deferred 21% tax benefit of approximately $754,201 has been offset by a valuation allowance of the same amount as its realization is not assured.

Due to the current uncertainty of realizing the benefits of the tax NOL carry-forward, a valuation allowance equal to the tax benefits for the deferred taxes has not been established. The full realization of the tax benefit associated with the carry-forward depends predominately upon the Company’s ability to generate taxable income during future periods, which is not assured.

The Company files in the US only and is not subject to taxation in any foreign country.  There are three open years for which the Internal Revenue Service can examine our tax returns so 2015, 2016 and 2017 are still open years and 2018 will replace 2015 when the tax return is filed.

Fair Values of Financial Instruments

ASC 825 requires the Corporation to disclose estimated fair value for its financial instruments.  Fair value estimates, methods, and assumptions are set forth as follows for the Corporation’s financial instruments.  The carrying amounts of cash, receivables, other current assets, payables, accrued expenses and notes payable are reported at cost but approximate fair value because of the short maturity of those instruments. The Company evaluates derivatives based on level 3 indicators.

ASC 825 requires the Corporation to disclose estimated fair value for its financial instruments.  Fair value estimates, methods, and assumptions are set forth as follows for the Corporation’s financial instruments.  The carrying amounts of cash, receivables, other current assets, payables, accrued expenses and notes payable are reported at cost but approximate fair value because of the short maturity of those instruments.

The Company measures assets and liabilities at fair value based on expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale date of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

Level 1:  Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:  Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3:  Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable and accrued expenses, approximate their fair values because of the current nature of these instruments. Debt approximates fair value based on interest rates available for similar financial arrangements. Derivative liabilities which have been bifurcated from host convertible debt agreements are presented at fair value.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as convertible features in convertible debts or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the binomial option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments, such as warrants, are also valued using the binomial option-pricing model.

Stock-Based Compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

Effects of Recently Issued Accounting Pronouncements

The Company has reviewed all recently issued accounting pronouncements noting that they do not affect the financial statements.

Per Share Computations

Basic net earnings per share are computed using the weighted-average number of common shares outstanding.  Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares and the dilutive potential common shares outstanding during the period. All shares were considered anti-dilutive at December 31, 2018.  Potentially dilutive share issues are: 1) all unissued common shares sold, the convertible debentures are dilutive, 2) all convertible debentures have a possibility of a large number of shares being issued and would result in a larger number of shares issued if the price remains low, 3) the preferred stock of the company held by insiders is convertible into common shares and the preferred stock is voted on a 20 to 1 basis.  All of the above are potential dilutive items.

Reclassification

Certain reclassifications have been made to conform to prior periods’ data to the current presentation. These reclassifications had no effect on reported income.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. Since its inception, the Company has been engaged substantially in financing activities and developing its business plan and marketing.  The Company incurred a net loss of $(640,268), the net cash flow used in operations was $(347,325) and its accumulated net losses from inception through the period ended December 31, 2018 is $5,180,431, which raises substantial doubt about the Company’s ability to continue as a going concern. In addition, the Company’s development activities since inception have been financially sustained through capital contributions from shareholders.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock or through debt financing and, ultimately, the achievement of significant operating revenues. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might result from this uncertainty.

Note 4 – Warranties of the Company

ABCO Energy provides a five and ten year workmanship warranties for installed systems that cover labor and installation matters only.  All installed products are warranted by the manufacturer.  In the last four years of operations, all claims on workmanship have been handled expeditiously and inexpensively by the company.  Management does not consider the warranties as a significant or material risk and therefore there is no reserve.

Note 5 – Accounts Receivable and Work in Process

Accounts receivable as of December 31, 2018 and 2017, consists of the following:

Description	2018	2017
Accounts receivable on completed contracts	$105,187	$46,985
Costs and estimated earnings on contracts in progress	184,212	-
Total	$289,399	$46,985

Work in process consists of costs recorded and revenue earned on projects recognized on the percentage of completion method for work performed on contracts in progress at December 31, 2018 and 2017. The company records contracts for future payments based on contractual agreements entered into at the inception of construction contracts. Amounts are payable from customers based on milestones established in each contract. Amounts are billed in advance and unearned profits are netted against the billed amounts such that accounts receivable reflect current amounts due from customers on completed projects and amounts earned on projects in process are reflected in the balance sheet as costs and estimated earnings in excess of billings on contracts in progress.

Billings in excess of costs and earnings were $85,777 at December 31, 2018 and $83,813 at December 31, 2017. During December 2018 the Company sold 8 commercial projects that were substantially incomplete at December 31, 2018.

Note 6 – Inventory

Inventory of construction supplies not yet charged to specific projects was $53,950 and $38,127 as of December 31, 2018 and 2017, respectively. The Company values items of inventory at the lower of cost or market and uses the first in first out method to charge costs to jobs. The Company has established a valuation reserve of 10% of the value of inventory after write downs for obsolescence.

Note 7 – Security deposits and Long Term Commitments

The Company has paid security deposits on the rented spaces it occupies for offices and warehouse which total $2,700 on December 31, 2018 and 2017.

On May 1, 2014, the Company rented office and warehouse space at 2100 N. Wilmot #211, Tucson, Arizona 85712.  This facility consists of 3,600 square feet.  The Company now has a one year lease with monthly rent of $2,841 which was renewed on November 1, 2018 to a term of one year.  ABCO has a forward commitment of $31,251.

Note 8 – Alternative Energy Finance Corporation (AEFC)

AEFC is a wholly owned subsidiary of ABCO Energy.  AEFC provides funding for leases of photovoltaic systems and finances its own leases from its own cash.  Long term leases recorded on the consolidated financial statements were $10,512 and $11,281 at December 31, 2018 and December 31, 2017 respectively.

Note 9 – Property and equipment

The Company has acquired all its office and field work equipment with cash payments and financial institution loans. The total fixed assets consist of vehicles, office furniture, tools and various equipment items and the totals are as follows:

Asset	December 31, 2018	December 31, 2017
Equipment	$119,343	$86,136
Accumulated depreciation	(82,805)	(64,195)
Net Fixed Assets	$36,538	$21,941

Depreciation expenses for the years ended December 31, 2018 and 2017 was $18,610 and $7,785 respectively.

Note 10 – Notes Payable Officers and Related Party Transactions

Related party notes payable as of December 31, 2018 and December 31, 2017 consists of the following:

Description	December 31, 2018	December 31, 2017
Notes payable – Director bearing interest at 12% per annum, unsecured, demand notes.	$60,000	$60,000
Note payable - Officer bearing interest at 12% per annum, unsecured, demand note	61,052	61,052
Note payable – other bearing interest at 12% per annum, unsecured, demand note.	48,497	66,774
Total	$169,549	$187,826

The first note in the amount of $60,000 provides for interest at 12% per annum and is unsecured.  This note resulted in an interest charge of $34,304 accrued and unpaid at December 31, 2018.

The second note has a current balance of $61,052 as of December 31, 2018.  The note is an unsecured demand note and bears interest at 12% per annum. This note resulted in an interest charge of $20,061 accrued and unpaid at December 31, 2018.

The third note is from a related party and has a current balance of $48,497 as of December 31, 2018.  The note is an unsecured demand note and bears interest at 12% per annum. This note resulted in an accumulated interest charge of $19,163 accrued and unpaid at December 31, 2018.

Note 11 – Short Term Notes Payable

Description	December 31, 2018	December 31, 2017
Merchant Note payable to Web Bank, borrowed 2-1-16, bearing interest at 23% per annum, unsecured. (1) Settled by negotiated payment in 2018	-	$69,854
Merchant Note payable to Quarterspot Lending, borrowed 6-27-16, bearing interest at 31% per annum, unsecured. (2) Settled by negotiated payment in 2018	-	26,484
Private money loan from Perfectly Green Corporation, borrowed 1-22-18, bearing interest at 3% per annum, unsecured (3) demand note-Original balance $60,000, current balance	49,563	-
Merchant note payable to Powerup Lending Group, LLC, borrowed 12-5-18, bearing interest at 26% per annum, unsecured.	53,362	0
Total	$102,925	$96,338

(1) On February 1, 2016, the Company financed operations with a loan in the amount of $150,000 from WebBank.  The note was an open credit line with interest rate of 23% maturing in March of 2017. A portion of the loan was used to pay off a credit loan from Orchard Street Funding in the amount of $44,061.  On August 22, 2016, the Company ceased making payments on this loan and at December 31, 2017 the Company owed a settled negotiated amount of $69,854 in principal, accrued interest and settlement fees. This loan was personally guaranteed by an Officer of the Company.  The Company has negotiated a payment and payoff arrangements for this debt and completed full payment in 2018.

(2) On June 27, 2016, the Company financed operations with a loan in the amount of $43,500 from Quarterspot, a lending institution. The note is an open line with interest rate of approximately 31% maturing in September of 2017. On August 22, 2017, the Company ceased making payments on this loan.  As of December 31, 2017, the Company owed $26,484 in principal, accrued interest and settlement fees.  This loan is not personally guaranteed by an Officer of the Company.  A negotiated settlement on the Quarterspot note was $8,650 plus fees.  This note and the fees have been paid in full in 2018.

(3) On January 22, 2018 the Company borrowed $60,000 from Perfectly Green Corporation, a Texas corporation.  The Company repaid $10,437 during the year ended December 31, 2018. The note bears interest at 3% per annum and is payable upon demand after 60 days’ notice which can be requested at any time after May 31, 2018.

(4) On December 5, 2018 the Company borrowed a merchant note payable to Powerup Lending Group, LLC, borrowed 12-5-18, bearing interest at 26% per annum, unsecured. The balance due at December 31, 2018 was $53,362.

During May 2018, the Company authorized a Series C Preferred Stock and has sold three issuances for cash to Power Up Lending Group Ltd as shown in the table below. The Series C Preferred Stock has no voting rights and is subordinate to the Series B Preferred Stock. The Series C Preferred Stock is convertible into common stock after 6 months at the option of the Holder. The conversion into common stock shares is determined by the use of the lowest price of the trading common stock in a 20 day period prior to the elected date to convert. The price is determined by the discount rate of 35% of the lowest price to determine the number of shares. The Series C Preferred is classified as a liability on the Balance Sheet because it is mandatorily redeemable after its 15 month term if not fully converted by that date. The classification of this investment as a liability on the balance sheet will also require a calculation of a derivative liability on future statements.

Name of Holder	Date of issuance	Date of maturity	Amount of issuance
Power Up Lending Group, LTD	5-7-18	11-7-18	$78,000
Power Up Lending Group, LTD	7-6-18	1-6-19	$68,000
Power Up Lending Group, LTD	8-24-18	2-24-19	$73,000
Total amount sold			$219,000
Conversions during 2018			29,320
Balance on preferred stock series C liability at December 31, 2018			$189,680

Effective as of September 2, 2018 Redstart Holdings Corp. (“RHC”) acquired from Power Up Lending Group Ltd., all of the $219,000 Series C Preferred Stock of ABCO Energy, Inc. owned by Power-Up for a one year promissory note from RHC for the principal amount of $328,500 plus interest at 8% per annum pursuant to a Stock Purchase Agreement dated October 31, 2018 (“SPA”). The Company agreed to the transactions contemplated by the SPA.

Subsequent to December 31, 2018, the Company redeemed from Redstart 68,000 shares and 73,000 shares, respectively, of the Series C Preferred and retired these shares. Redstart converted all of the 78,000 Series C Preferred into common shares in 2018 and 2019. The balance of this note at December 31, 2018 was $48,680.

Note 12 – Long term debt

Holder	Date issued	Interest rate	Amount due December 31, 2018
Ascentium Capital	10-1-18	13%	$14,285
Fredrick Donze	9-2-18	6%	6,283
Charles O’Dowd (officer)	8-9-18	6%	5,731
Total long term debt			26,298
Less Current portion			7,628
Total long-term debt			$18,670

ABCO acquired the assets of Dr. Fred Air Conditioning services on September 2, 2018 for the total price of $22,000. The allocation of the purchase price was to truck and equipment at $15,000 and the balance was allocated to inventory.  The truck and equipment were financed by Ascentium Capital.  Mr. Fred Donze, the owner, received a three year promissory note for the balance of $7,000 at 6% interest and with monthly payments of $213.

The Company purchased an automobile from its President with a promissory note in the amount of $6,575 dated August 9, 2018 and bears interest at 6% per annum for the three year payment plan.

Note 13 – Convertible Debt and Derivative Valuation

In accordance with the Statement of Financial Accounting Standard ASC 820-10-35-37 Fair Value in Financial Instruments, Statement of Financial Accounting Standard ASC 815 Accounting for Derivative Instruments and Hedging Activities require that instruments with embedded derivative features be valued at their market values.  The Company hired a valuation consultant to value the Convertible Debentures for the derivative portion of the instruments. The Binomial model was used to value the derivative liability for the fiscal year ending December 31, 2018 and December 31, 2017.

During the year ended December 31, 2018, the Company funded operations with borrowing on new convertible promissory notes and had other debentures due from 2017. This table presents the positions on the notes at December 31, 2018 and 2017.

Holder	Date of Loan	Loan amount	OID and discounts and fees	Interest rate	Conversions to shares	Conversion Dollars	Balance December 31, 2018	Balance December 31, 2017
Blackbridge Capital Growth Fund, LLC – Sold to L2 Capital	11-2-16	$100,000	$0	0%	5,419,670	$110270	$-	$92,525
Crown Bridge Partners, LLC	1-11-17	45,000	5,000	5%	2,447,952	57,339	$-	$39,021
Power Up Lending Group, Ltd	11-11-17	58,000	3,000	8%	2,556,528	59,815	$-	$58.000
Total		$203,000	$8,000				$-	$189,546
Debt discount on derivatives							-	2,310
Net total debentures	2017		Legal fees				$0-	$187,236
Power Up Lending Group Ltd - Redstart	5-7-18	$78,000	$3,000	8%	6,056,000	29,320	48,680
Power Up Lending Group Ltd - Redstart	7-6-18	68,000	3,000	8%	-	-	68,000
Power Up Lending Group Ltd - Redstart	8-24-18	73,000	3,000	8%	-	-	73,000

Totals and balances for 12-31-18		$219,000	$9,000				$189,680	-

Subsequent to December 31, 2018, the Company redeemed from Redstart 68,000 shares and 73,000 shares, respectively, of the Series C Preferred and retired these shares. Redstart converted all of the 78,000 Series C Preferred shares into common shares in 2018 and 2019. The balance of this note at December 31, 2018 was $48,680.

Blackbridge converted an additional $14,575 for 12,500,000 shares on January 17, 2018 bringing the total note balance to $78,150 when sold to L2 Capital.

The initial valuation of the derivative liability on the converted common shares totaled $74,848 at December 31, 2018 and $175,703 at December 31, 2017 as calculated by consultants for the Company when all notes were issued, but before any conversions.  This value includes the fair value of the shares issued according to the contracts of the holders and valued according to our common share price at the time of acquisition.

Note 14 – Convertible Debt and Derivative Liabilities on Other Notes

The Company has entered into Securities Purchase Agreement with Blackbridge Capital, LLC, a Delaware limited liability company [“SPA”], operating out of New York, New York (“Blackbridge”) whereby Blackbridge has agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock.  The Company has agreed to file a Registration Statement to register such shares for sale to Blackbridge.  In addition, the Company has issued [i] a convertible promissory note to Blackbridge pursuant to the Securities Purchase Agreement equal to $150,000 as a commitment fee, that is currently charged to prepaid expenses until services are provided (the “Blackbridge Note”), [ii] and a $100,000 Convertible Note to cover the expenses to be incurred for the preparation and filing of the Registration Statement and related matters (“Expenses Note”). Blackbridge converted an additional $14,575 for 12,500,000 shares on January 17, 2018 bringing the total note balance to $78,150 as of the date the note was acquired by L2 Capital.

On March 13, 2017, the Company and Blackbridge, entered into an Agreement, effective as of March 1, 2017, terminating the SPA.  The Registration Statement on Form S-1 filed by the Company pursuant to the SPA could not be processed because of technical issues raised by the SEC and was withdrawn on February 28, 2017.  In addition, the Blackbridge Note issued by the Company as a commitment fee was declared null and void and was cancelled on March 1, 2017.

Effective as of January 31, 2019, Company acquired through redemption from Redstart Holdings Corp, [“RHC”] 68,000 shares of the Series C Preferred Stock [“Redeemed Preferred Shares”] owned by RHC. The redemption price for the Redeemed Preferred Shares was $101,810.55 which was financed through a cash advance transaction of future receivables.

Effective as of February 22, 2019, Company acquired through redemption from RHC 73,000 shares of the Series C Preferred Stock [“Redeemed Preferred Shares”] owned by RHC. The redemption price for the Redeemed Preferred Shares was $106,145 which was financed through available cash and the promissory note referred to in the next paragraph.

Effective January 25, 2019 the Company entered into a Future Receivable Sale Agreement with Knight Capital Funding in the amount of $104,500 in order to fund a redemption of the Redstart Series C Preferred Stock. The agreement calls for 154 daily payments of $994 to retire this note in the amount of $153,092 representing principal and discount of collection of future receivables. The Company’s decision to redeem the Preferred shares was primarily to prevent the conversion of this note from diluting the common shares in 2019.

As of February 16, 2019, the Company issued to Power Up Lending Group, Inc. [“Power Up”], a $55,000.00 of shares of the Series C Preferred Stock agreement net of an original issue discount of $10,000.00 (OID) and expenses of $3,000.00 [“Note”]. The Note is convertible into Company common stock beginning six months after the Effective Date with an effective discount rate of approximately 20%. The OID on this issue that is paid out of proceeds allows a lower purchase price if the Company purchases this liability. The proceeds of this sale, combined with Company working capital in the amount of $51,145 was used to redeem the February 22, 2019 acquisition above in the amount of $106,145.

As of March 19, 2019, the Company issued to Power Up Lending, a $55,000.00 of shares of the Series C Preferred Stock agreement net of an original issue discount of $10,000.00 (OID) and expenses of $3,000.00 [“Note”]. The Note is convertible into Company common stock beginning six months after the Effective Date with an effective discount rate of approximately 20%. The OID on this issue that is paid out of proceeds allows a lower purchase price if the Company purchases this liability.

The Company determined that the conversion feature embedded within the Power Up Series C Preferred shares that reached maturity in 2018 in the amount of $78,000 is a financial derivative. The Generally Accepted Accounting Principles (GAAP) required that the Company’s embedded conversion option be accounted for at fair value. The following schedule shows the change in fair value of the derivative liabilities by December 31, 2018:

Description	Amount
Purchase price of the convertible debenture	$78,000
Valuation premium on note during 2018	3,152
Balance of derivative liability net of discount on the notes (See Consolidated Balance sheet liabilities)	$74,848

Derivative calculations and presentations on the Statement of Operations
Loss on note issuance	$(36,230
Change in Derivative (Gain) Loss	61,251
Derivative Finance fees	(33,018
Gain (loss) on extinguishment of debt	(410,157)
Derivative valuation and expense charged to operations in 2018 (See Consolidated Statement of Operations)	$(418,154)

The Company measured and utilized quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (level 3) in applying valuation technology to derivative values for December 31, 2018 and 2017 and throughout the year.

Note 15 – Stockholder’s Equity

Common Stock

During the fiscal year ended December 31, 2018 the Company sold 6,162,119 restricted common shares in Regulation S offerings to non-US investors. The total proceeds from the offering was $583,536.  Commission and expense reimbursements totaled $293,720 and the legal and administrative expense of offerings totaled $39,176.  The Company recorded net proceeds totaling $ 250,641.

In addition, debenture holders converted debt into 16,767,650 shares which were issued upon conversion of $256,742 of the notes referred to in Note 13 above.

The Company issued 369,599 common restricted shares and recorded equity in the amount of $10,000 from vendors for services and issued 1,350,000 restricted common shares to management for services with a fair market value of $27,000.

Preferred Stock

On September 15, 2017 and on September 15, 2018, the Board of Directors authorized on each such date the issuance of 15,000,000 preferred shares for an aggregate of 30,000,000 shares of Class B Convertible Preferred Stock [“Series B”] to both Directors of the Company and to two unaffiliated Consultants or a total of 30,000,000 shares of Series B. The Company assigned a value of $15,000 for the shares for 2017 and 2018.  Of the Series B, 12,000,000 shares were issued to Charles O’Dowd and 2,000,000 to Wayne Marx, the Directors. Each Consultant received 8,000,000 shares. See the Company’s Schedule 14C filed with the Commission on September 28, 2018.  These shares have no market pricing and management assigned an aggregate value of $30,000 to the stock issued based on the par value of $0.001. The 30,000,000 shares of preferred Stock, each with has 20 votes for each Preferred share held by them of record. The holders of the Preferred are also entitled to an additional 300,000,000 common shares upon conversion of the Preferred Stock.  As a result of owning of these shares of Common and Preferred Stock, the Control Shareholders will have voting control the Company.

Earnings (loss) per share calculation

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period

The computation of basic and diluted loss per share at December 31, 2018 excludes the common stock equivalents from convertible debt of the following potentially dilutive securities because their inclusion would be anti-dilutive, and the share issue number is not calculable until conversion takes place.

Note 16 – Other Matters

During the fiscal year ended December 31, 2018 the Company sold 6,162,119 restricted common shares in Regulation S offerings to non-US investors. The total proceeds from the offering was $583,536.  Commission and expense reimbursements totaled $293,720 and the legal and administrative expense of offerings totaled $39,176.  The Company recorded net proceeds totaling $ 250,641.

During the fiscal year ended December 31, 2017 the Company sold 4,739,123 shares in Regulation S offerings to non-US investors. The total proceeds from the offering was $686,731.  Commission and expense reimbursements totaled $417,217. The Company recorded net proceeds totaling $269,514.

Stock subscriptions executed under an earlier offering included a provision whereby ABCO agrees to pay a dividend (defined as interest) of from 6% to 12% of the total amount invested for a period of one year from receipt of the invested funds. This dividend (defined as interest) is allocated between the broker and the investor with amounts paid to the broker treated as a cost of the offering and netted against additional paid in capital and amounts paid to the investor treated as interest expense. Total amounts paid or accrued under this agreement and charged to additional paid-in capital for the years ended December 31, 2018 and 2017, amounted to $0 and $0, respectively. Total amounts paid under this agreement and charged to interest expense for the years ended December 31, 2018 and 2017, amounted to $0 and $0, respectively.  The accrued balance due on this obligation to shareholders totals $49,290 at December 31, 2018 and 2017.

ABCO has evaluated these agreements under ASC 480-10: Certain Financial Instruments with Characteristics of Both Liabilities and Equity and determined that the capital contributions made under these subscription agreement more closely resemble equity than liabilities as they can only be settled through the issuance of shares and although they have a stated cost associated with them which accrues in the same manner as interest, the cost is only incurred in the first twelve months after placement as is more closely associated with a cost of raising funds than interest expense.

Effective December 31, 2016, the Company entered into a Consulting Agreement (“CA”) with Joshua Tyrell (“Tyrell”) which provides for Tyrell to assist in various business development activities on behalf of the Company, including but not limited to realizing new business opportunities.  In consideration for rendering such services, Tyrell was issued 75,000 free trading shares of Company common stock.  The CA has a six month term expiring on March 31, 2017.  On November 7, 2016 and on November 30, 2016 the CA was amended to provide for the payment of an additional 315,000 and an additional 250,000 free-trading shares, respectively to Tyrell for services rendered due to the huge trading volume of the derivative conversions and to extend the term of the CA to twelve (12) months ending November 7, 2017.  The CH expired on such date and was not renewed. The consultant received a total of 640,000 shares of free trading and restricted common stock valued at $91,600.

On November 1, 2016 the Company has entered into Securities Purchase Agreement with Blackbridge Capital, LLC, a Delaware limited liability company [“SPA”], operating out of New York, New York (“Blackbridge”) whereby Blackbridge has agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock.  The Company has agreed to file a Registration Statement to register such shares for sale to Blackbridge.  In addition, the Company has issued [i] a convertible promissory note to Blackbridge pursuant to the Securities Purchase Agreement equal to $150,000 as a commitment fee, that is currently charged to prepaid expenses until services are provided (the “Blackbridge Note”), [ii] and a $100,000 Convertible Note to cover the expenses to be incurred for the preparation and filing of the Registration Statement and related matters as of December 31, 2016. (“Expenses Note”).

On March 13, 2017, the Company and Blackbridge, entered into an Agreement, effective as of March 1, 2017, terminating the SPA.  The Registration Statement on Form S-1 filed by the Company pursuant to the SPA could not be processed because of technical issues raised by the SEC and was withdrawn on February 28, 2017.  In addition, the Blackbridge Note issued by the Company as a commitment fee was declared null and void and was cancelled on March 1, 2017.

On November 8, 2017, the Company entered into a Consulting Agreement (“CA”) with Eurasian Capital, LLC [“Consultant”] which was to provide institutional funding services and shareholder and third party sponsorship services for a nine month term ending May 7, 2018. Consultant was to be paid a monthly retainer of $10,000 payable in ABCO restricted common stock based upon the 5 day average of the closing bid price commencing on the first day of each month during the effectiveness of the Consulting Agreement.  The CA was terminated by the Company on March 29, 2018 for non-performance by Consultant.  Consultant was issued 198,413 restricted shares for services in November 2017 which were delivered to Consultant in December 2017.  The shares for services rendered in December of 2017 [208308] and for January 2018 [161,271] were issued in January 2018 but were not delivered until early April 2018 when a dispute with respect to the CA termination was resolved with   the execution of releases.  A dispute has arisen with respect to the number of shares due Consultant as a result of the CA termination. The parties resolved this matter by the delivery of an aggregate of 369,599 shares to Consultant in 2018 and the execution of releases.

The Company, effective as of September 1, 2018, entered into an Equity Purchase Agreement with Oasis Capital, LLC, a Puerto Rico limited liability company (“Investor”) pursuant to which Investor agreed to purchase up to $5,000,000 of the Company’s common stock at a price equal to 85% of the market price at the time of purchase (“Put Shares”). The Company agreed to file a new registration statement to register for resale the Put Shares. The Registration Statement must be effective with the SEC before Investor is obligated to purchase any Put Shares. In addition, the Company [i] issued to Investor a one year $150,000 note which is convertible at a fixed price of $.01 per share as a commitment fee for its purchase of Put Shares and [ii] delivered to Investor a Registration Rights Agreement pursuant to which the Company agreed to register all Put Shares acquired under the Equity Purchase Agreement. No transaction occurred during 2018 on this matter so no derivative was calculated on the note because it was not yet mature.

The Company issued 1,350,000 restricted common shares to management for services with a fair market value of $27,000. during the Year Ended December 31, 2018. Of these awards, Charles O’Dowd received 45,000 shares and Wayne Marx received 50,000 shares.  The balance of 850,000 shares were awarded to consultants to the Company.

Note 17 – Subsequent Events

During the period of January 1, 2019 and the date of this report, the Company sold and will issue 4,710,000 restricted shares of common stock from private placement offerings.  The gross proceeds were in the amount of $158,835, expenses of the offering totaled $81,572 and net proceeds to the Company amounted to $77,263.  The proceeds were used for working capital, corporate expenses, legal fees, prepaid expenses and public company expenses.

Effective as of January 31, 2019, the Company acquired through redemption from Redstart Holdings Corp, [“RHC”] 68,000 shares of the Series C Preferred Stock [“Redeemed Preferred Shares”] owned by RHC. The redemption price for the Redeemed Preferred Shares was $101,810.55 which was financed through a cash advance transaction of future receivables.

Effective as of February 22, 2019, the Company acquired through redemption from RHC 73,000 shares of the Series C Preferred Stock [“Redeemed Preferred Shares”] owned by RHC. The redemption price for the Redeemed Preferred Shares was $106,144.92 which was financed through available cash and the promissory note referred to in the next paragraph.

As of the Effective Date of February 16, 2019, the Company issued to Power Up Lending Group, Inc. [“Power Up”], a $55,000.00 promissory note net of an original issue discount of $10,000.00 (OID) and expenses of $3,000.00 [“Note”]. The Note is convertible into Company common stock beginning six months after the Effective Date with an effective discount rate of approximately 35%. The OID on this issue that is paid out of proceeds allows a lower purchase price if the Company purchases this liability.

As of the Effective Date of March 19, 2019, the Company issued to Power Up, a $55,000.00 promissory note net of an original issue discount of $10,000.00 (OID) and expenses of $3,000.00 [“Note”]. The Note is convertible into Company common stock beginning six months after the Effective Date with an effective discount rate of approximately 19%. The OID on this issue that is paid out of proceeds allows a lower purchase price if the Company purchases this liability.

Equity Awards

The following table sets forth information on outstanding option and stock awards held by the named executive officers of the Company at December 31, 2018, including the number of shares underlying both exercisable and un-exercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option. See Note 16 to Notes to Consolidated Financial Statements.

Outstanding Equity Awards After Fiscal Year-End (1)
Name	Number of securities underlying unexercised options exercisable (1)	Number of securities underlying unexercised options un-exercisable (2)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Charles O’Dowd	500,000	0	$.001	01/01/2017	01/01/2021

Wayne Marx	500,000	0	$.001	01/012017	01/01/2021

(1)     No Equity Awards were issued during the year ended December 31, 2018.

(2)     All options vest 20% per year beginning on the first anniversary of their grant date.

An aggregate of 1,620,000 stock awards are outstanding under the Equity Incentive Plan as of December 31, 2018.

April __, 2019

Prospectus

250,000,000 Shares

Common stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.           Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$-
Edgarizing	$1,500.00
Legal Fees and Expenses	$50,000.00
Accounting Fees and Expenses	$2,000.00
Total	$-

Item 14.           Indemnification of Directors and Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15.           Recent Sales of Unregistered Securities

During the last three fiscal years and as of the date of this prospectus, the Company has had the following unregistered sales of its securities:

RECENT SALES AND UNREGISTERED SECURITIES

This is a list of all securities sold in the period dating from January 1, 2017 through December 31, 2018.  All the share numbers are adjusted for the 1-20 reverse stock split which took effect on December 23, 2018.

Year 2017	Date Acq.	Shares after 1 for 20	Amt Paid	Expenses Paid
Hinton, B	01/13/17	25,000	5,000	2,500
Orr, J	01/19/17	37,500	7,475	3,640
Adams, T	01/30/17	25,000	4,965	2,430
Tovar, J	02/02/17	50,000	9,982	4,939
Bate, B	02/21/17	107,813	17,250	8,625
Tickner, E	02/22/17	62,500	10,000	4,935
Dart, S	02/28/17	31,250	4,965	2,475
Gregory, C	03/01/17	53,125	8,480	4,233
Hurford, J	03/01/17	31,250	5,000	2,448
Garsztka, R	03/14/17	3,125	5,000	2,448
Orr, J	03/16/17	31,250	4,975	2,448
Atkinson, I	03/17/17	93,750	14,980	7,438
Gaw, J	03/22/17	75,000	11,975	5,985
Trotter, D	03/22/17	31,250	4,975	2,435
Ek, U	03/28/17	31,250	4,970	2,435
Frericksen, F	03/28/17	50,000	19,970	9,985
Mason, D	04/28/17	31,250	5,000	2,448
Walker, B	05/03/17	75,000	10,000	4,948
Hinton, B	05/17/17	35,750	4,980	3,182
Garsztka, R	05/22/17	156,250	25,000	16,205
Frenkiel, A	05/18/17	312,600	49,964	32,432
Thoelke, R	06/02/17	214,750	30,000	19,445
Cummings, A	06/14/17	30,000	6,000	3,845
Adams, T	06/28/17	62,500	9,965	6,445
Gaw, J	07/03/17	137,500	19,975	12,945
Bate B	07/05/17	62,500	10,000	6,418
Tickner, E	07/07/17	71,429	10,000	6,418
Hurford, J	07/13/17	53,571	7,500	4,820
Garsztka, R	07/14/17	31,250	5,000	3,240
Frenkiel, A	07/17/17	31,250	4,975	3,179
Lees Jones, D	07/20/17	50,000	9,980	6,440
Gaw, J	07/26/17	357,500	50,020	32,506
Mason, D	07/26/17	31,250	5,000	3,200
Tovar, J	07/31/17	71,429	9,982	6,433
Orr, J	08/03/17	31,250	4,975	3,179
Gaw, J	08/08/17	142,500	28,470	18,498
Trotter, D	08/08/17	31,250	4,975	3,179
Cummings, I	08/11/17	16,250	2,600	1,635
Garsztka,R	08/14/17	31,250	5,000	3,250
Frenkiel, A	08/24/17	62,500	9,975	6,439
Bate, B	08/30/17	71,429	10,000	6,448
Morgan J	08/31/17	50,000	6,980	4,527
Tickner, E	09/01/17	66,667	10,000	6,447
Thoelke, R	09/05/17	178,571	25,000	16,195
Gasztka, R	09/11/17	31,250	5,000	3,250
Goodband, R	09/14/17	142,857	20,000	12,945
Orr, J	10/06/17	40,000	3,975	2,529
Bate, B	10/20/17	41,667	5,000	3,195
Gaw, J	10/30/17	50,000	5,975	3,874
Adams, T	10/30/17	50,000	4,970	3,176
Scott, R	10/31/17	41,750	4,985	3,245
Watson, R	11/03/17	321,675	32,168	20,855
Lees-Jones, D	11/03/17	50,000	5,980	3,877
Gregory, C	11/14/17	50,000	4,980	3,182
Andersen, M	11/16/17	62,500	9,970	6,471
Garsztka, R	11/06/17	20,917	2,510	1,632
Franey J	11/27/17	100,000	9,980	6,432
Hurford, J	11/28/17	50,000	4,980	3,227
Tickner, E	11/29/17	100,000	10,000	6,446
Bate, B	12/08/17	50,000	5,000	3,205
Cummings, I	12/13/17	50,000	5,000	3,205
Wood, J	12/21/17	50,000	5,000	3,205
Atkinson, I	12/22/17	200,000	19,980	12,932

Total for year 2017	12/31/17	4,739,123	686,731	420,628

Name	Date Acq.	Shares after 1 for 20	Amount Paid	Expenses
Garsztka, R	01/02/18	20,833	2,500	1,250
Orr, J	01/16/18	50,000	4,975	2,488
McDonald, M	01/15/18	50,000	5,000	2,500
Gaw, J	01/22/18	200,000	15,975	7,988
Tickner, E	02/06/18	10,000	10,000	5,000
Bate, B	02/06/18	50,000	5,000	2,500
Trotter, D	02/15/18	50,000	4,975	2,488
Cummings, A	02/22/18	55,000	5,500	2,750
Frenkiel, A	02/23/18	50,000	4,975	2,488
Andersen, M	03/01/18	50,000	4,970	2,485
Beveridge, C	03/08/18	50,000	4,980	2,490
Adams, T	03/09/18	50,000	4,970	2,485
Garsztka, R	03/09/18	40,000	4,000	2,000
Bate, B	03/22/18	50,000	5,000	2,500
Gaw, J	03/26/18	200,000	19,975	9,988
Thoelke, R	03/27/18	200,000	19,969	9,985
Garsztka, R	04/02/18	35,000	3,500	1,750
Tickner, E	04/04/18	50,000	5,000	2,500
Cummings, A	04/04/18	40,000	4,000	2,000
Goodband, R	04/13/18	200,000	20,000	10,000
Morgan, J	04/23/18	50,000	4,980	2,490
Bate, B	05/01/18	150,000	15,000	7,500
Orr, J	05/03/18	50,000	4,975	2,488
Tickner, E	05/04/18	1,100,000	110,000	55,000
Hurford, A	05/09/18	50,000	4,980	2,490
Frenkiel, A	05/23/18	50,000	4,970	2,485
Delve, J	05/24/18	25,000	2,500	1,250
Garsztka, R	06/08/18	30,000	3,000	1,500
Tickner, E	08/07/18	200,000	10,000	5,000
Webber, F	08/08/18	50,000	5,000	2,500
Haines, C	08/09/18	250,000	25,000	12,500
Haines, C	08/17/18	500,000	50,000	25,000
Haines, C	08/31/18	100,000	10,000	5,000
Garsztka, R	10/01/18	25,000	2,470	1,235
Hurford, J	10/02/18	50,000	5,000	2,500
Goodband, R	10/11/18	130,000	13,000	6,500
Wood, J	10/12/18	50,000	5,000	2,500
Harvey, F	10/26/18	50,000	4,975	2,488
Anderson, M	10/30/18	50,000	4,970	2,485
Garsztka, R	11/06/18	15,000	1,470	735
Lees-Jones, D	11/08/18	65,000	6,480	3,240
Orr, Jack B	11/19/18	50,000	4,975	2,488
Raine CH	11/21/18	500,000	50,000	25,000
Bate, B	11/21/18	50,000	5,000	2,500
Atkinson, I	11/23/18	100,000	9,980	4,990
Garsztka, R	11/30/18	19,698	1,970	985
Orr, B	11/19/18	50,000	4,975	2,488
Bate, B	11/21/18	50,000	5,000	2,500
Atkinson, I	11/23/18	100,000	9,980	4,990
Garsztka, R	11/30/18	17,698	1,970	985
Tickner, E	12/10/18	100,000	10,000	5,000
Raine, CH	12/14/18	150,000	15,000	7,500
Total for the year 2018		5,728,229	567,884	283,942

Total shares registered herein 10,467,352

All securities listed above were issued pursuant to exemptions provided for under the appropriate provisions of the Securities Act of 1933, as amended.  Some of the above shares were issued pursuant to delivery of services.

In instances described above where we issued securities in reliance upon Regulation S, we relied upon Rule 903 of Regulation S of the Securities Act. Those stockholders who received the securities in such instances made representations that the Company was assured that the applicable provisions of Regulation S were complied with. Management made the determination that the investors in instances where we relied on Regulation S are non “U.S. persons.”

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. Those stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(a)(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

During November and December 2017, the Company issued an aggregate of 7,194,063 restricted common shares to financial consulting entities for services relating to fund raising activities. The total issuance was valued at $20,000 for fair market value as negotiated and that amount is charged to additional paid in capital.

At June 30, 2018 and December 31, 2017, the Company had sold but have not yet issued 88,491,082 and 35,140,224 shares of common stock. The gross proceeds during the six months ended June 30, 2018 totaled $446,122 and the expenses of offering totaled $265,228.  The net proceeds of $180,894 were used for working capital, corporate expenses, legal fees and public company expenses. Many shareholders have elected to wait for the issuance of restricted shares until the holding period has expired. The following table shows the issued and unissued shares at the end of the period.

Effective December 31, 2016, the Company entered into a Consulting Agreement (“CA”) with Joshua Tyrell (“Tyrell”) which provides for Tyrell to assist in various business development activities on behalf of the Company, including but not limited to realizing new business opportunities.  In consideration for rendering such services, Tyrell was issued 1,500,000 free trading shares of Company common stock.  The CA had a six month term expiring on March 31, 2017.  On November 7, 2016 and on November 30, 2016, the CA was amended to provide for the payment of an additional 6,300,000 and an additional 5,000,000 free-trading shares, respectively to Tyrell for services rendered due to the huge trading volume of the derivative conversions and to extend the term of the CA to twelve (12) months ending November 7, 2017.  The consultant received a total of 14,300,000 (1,430,000 post reverse split) shares of free trading and restricted common stock valued at $91,600.

The Company entered into Securities Purchase Agreement with Blackbridge Capital, LLC, a Delaware limited liability company [“SPA”], operating out of New York, New York (“Blackbridge”) whereby Blackbridge had agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock.  The Company agreed to file a Registration Statement to register such shares for sale to Blackbridge.  In addition, the Company issued [i] a convertible promissory note to Blackbridge pursuant to the Securities Purchase Agreement equal to $150,000 as a commitment fee, that is currently charged to prepaid expenses until services are provided (the “Blackbridge Note”), [ii] and a $100,000 Convertible Note to cover the expenses to be incurred for the preparation and filing of the Registration Statement and related matters (“Expenses Note”).

On March 13, 2017, the Company and Blackbridge, entered into an Agreement, effective as of March 1, 2017, terminating the SPA.  The Registration Statement on Form S-1 filed by the Company pursuant to the SPA could not be processed because of technical issues raised by the SEC about Blackbridge and was withdrawn on February 28, 2017.

During the six-month period ended June 30, 2017 the Company sold an aggregate of 33,143,250 shares of common stock and received or credited gross proceeds of $280,871. Of such shares, 26,362,000 were not issued because of the lack of a sufficient number of authorized shares. The Company’s Articles of Incorporation were amended on August 17, 2017 to increase the authorized shares from 50,000,000 shares to 1,000,000,000 shares after the Company Shareholders authorized such Amendment at a Special Meeting held on August 17, 2017. Expenses of this offering totaled $162,855.  The net proceeds of $118,016 were used for working capital, corporate expenses, legal fees and public company expenses. The unissued shares with equity valuation of $178,169 were issued after the special meeting.

On May 7, 2018, the Company entered into a Series C Preferred Stock Purchase Agreement with Power Up Lending Group Ltd. (“PU”) pursuant to which the Company agreed to issued 78,000 shares of Series C Preferred Stock (“Series C Shares”) in exchange for a net purchase price of $75,000.00. The transaction was closed on May 22, 2018. The Series C Shares were issued on May 7, 2018. PU, as holder of the Series C, has no voting rights and the Series C Shares are subordinate to the Series B Preferred Stock currently outstanding.

The Company and Blackbridge Capital Growth Fund LLC (“Seller”) are the parties to that certain promissory note originally issued by the Company to Seller on November 2, 2016 (“Original Note”), in the principal amount of $100,000,000. On or around June 7, 2018, Seller entered into a note purchase and assignment agreement (the “Agreement”) to sell and assign the Original Note to L2 Capital, LLC (“Holder”). The Board of Directors of the Company deemed it in the best interests of the Company to enter into the Agreement and issue a 7% replacement convertible promissory note of the Company in the aggregate principal amount of $87,707.25 (the “Replacement Note”) to the Holder, convertible into shares of common stock of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Replacement Note. The Seller was paid on June 14, 2018 and the transaction closed on that date with the Replacement Note being delivered to the Holder by the Company.

On January 11, 2017, the Company issued a twelve (12) month $45,000 convertible promissory note to Crown Bridge Partners, LLC, (“Crown”), which bears interest at the rate of 5% per annum on the principal sum of the outstanding (“Crown Note”).  The Company received net proceeds of $40,000 after deductions for expenses from the Crown Note which is convertible at any time after the six (6) month anniversary of the Note into shares of common stock as a conversion price equal to 52% of the lowest one (1) trade prices in the 20 trading days before the conversion date. During 2017 Crown converted $5,979 of their convertible debentures for 3,790,000 shares of common stock. During the period ended June 30, 2018, Crown Bridge converted $39,021 in principal and $712 of Interest into 49,358,000 shares of common stock. The balance of the note was $8,445 plus accrued interest of $4,359 as of June 30, 2018.

On October 13, 2017, the Company issued a nine (9) month $58,000 convertible promissory note to Power Up Lending Group, Ltd., (“Power Up”), which bears interest at the rate of 8% per annum on the principal sum of the outstanding (“PowerUp Note”).  The Company received net proceeds of $55,000 after deductions for expenses from the Power Up Note.  The PowerUp Note is convertible at any time after the six (6) month anniversary of the Note into shares of common stock as a conversion price equal to 58% of the lowest two (2) trade prices in the 15 trading days before the conversion date. The earliest conversion date was April 19, 2018. During the period ended June 30, 2018 PowerUp Lending converted and sold $59,815 worth of debentures including $1,815 in interest for 51,130,560 shares of common stock. The balance of the Power Up Note was $0 at June 30, 2018.

On July 6, 2018, the Company entered into a Series C Preferred Stock Purchase Agreement with Power Up Lending Group Ltd. (“PU”) pursuant to which the Company agreed to issue an additional 68,000 Series C Shares in exchange for a net purchase price of $68,000.00. The transaction was closed on July 13, 2018. The Series C Shares were issued as of July 6, 2018. PU, as holder of the Series C, has no voting rights and the Series C Shares are subordinate to the Series B Preferred Stock currently outstanding.

On August 24,2018, the Company entered into a third Series C Preferred Stock Purchase Agreement with Power Up Lending Group Ltd (“PU”) pursuant to which the Company agreed to issue an additional 73,000 Series C Shares in exchange for a net purchase price of $70,000. The transaction closed on August 29, 2018. The Series C Shares were issued on August 24, 2018. PU, as holder of the Series C Shares, has no voting rights and the Series C Shares are subordinate to the Series B Preferred Stock currently outstanding.

Item 16.           Exhibits and Financial Statement Schedules

(a)       Exhibits

Exhibit No.	Description of Exhibit

3(i)	Articles of Incorporation, as amended (1)
3(ii)	By-Laws (1)
5	Legal Opinion of John F. Wolcott, Esq. (3)
10(a)	Share Exchange Agreement dated July 15, 2011 (1)
10(b)	12% $40,000 Convertible Note dated March 16, 2016 (4)
10(c)	8% $25,000 Convertible Note dated March 23, 2016 (4)
10(d)	10% $55,000 Convertible Note dated April 1, 2016 (5)
10(e)	5% $42,000 Convertible Note dated April 5, 2016 (5)
10(f)	10% $40,000 Convertible Note dated May 3, 2016 (5)
10(g)	8% $30,000 Convertible Note dated May 6, 2016 (5)
10(h)	Consulting Agreement between ABCO Energy, Inc. and Benchmark Advisory Partners effective September 20, 2016 (6)
10(i)	Agreement effective October 19, 2016 between the Company and Joshua Tyrell (7)
10(j)	Amendment No. 1 to Consulting Agreement effective November 11, 2016 between the Company and Joshua Tyrell (8)
10(k)	Securities Purchase Agreement dated as of November 7, 2016 between the Company and Blackbridge Capital Growth Fund (9)
10(l)	Equity Purchase Agreement dated August 6, 2018 between the Company and Oasis Capital (10)
10(m)	Registration Rights Agreement dated August 6, 2018 between the Company and Oasis Capital (10)
10(n)	7% $150,000 Convertible Note dated August 6, 2018 (10)
21	Subsidiaries of Registrant (1)
23.1	Consent of Fruci & Associates II, PLLC (2)
23.2	Consent of KSP Group, Inc. (2)
23.3	Consent of John F. Wolcott, Esq. (3)
24.1	Power of Attorney (included on Signature Page)
101 INS	XBRL Instance Document
101 SCH	XBRL Taxonomy Extension Schema Document
101 CAL	XBRL Taxonomy Calculation Linkbase Document
101 DEF	XBRL Taxonomy Extension Definition Linkbase Document
101 LAB	XBRL Taxonomy Labels Linkbase Document
101 PRE	XBRL Taxonomy Labels Linkbase Document

(1)	Previously filed with the Company’s Form 10, SEC File No. 000-55235 filed on July 1, 2014, and incorporated herein by this reference as an exhibit to this Form S-1.
(2)	Attached.
(3)	To be filed by Amendment.
(4)	Previously filed with the Company’s Form 10-K, File No. 000-55235, filed with the Commission on April 11, 2016 and incorporated herein by this reference.
(5)	Previously filed with the Company’s Form 10-Q, File No. 000-55235, filed with the Commission on May 20, 2016 and incorporate herein by this reference.
(6)	Previously filed with and incorporated herein by this reference the Company’s Form 8-K, filed with the Commission on October 24, 2016.
(7)	Previously filed with and incorporated herein by this reference the Company’s Form 8-K filed with the Commission on October 24, 2016.
(8)	Previously filed with and incorporated herein by this reference the Company’s Form 8-K, filed with the Commission on November 29, 2016.
(9)	Previously filed with and incorporated herein by this reference the Company’s Form 8-K, filed with the Commission on November 29, 2016.
(10)	Previously filed with and incorporated herein by this reference to the Company’s Form 8-K filed with the Commission on September 7, 2018.

(b)           Financial Statement Schedules. Schedules not listed below have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

List separately all financial statements filed as part of the registration statement.

Audited Financial Statements for years ended December 31, 2018 and 2017

Reports of Independent Registered Public Accounting Firms

Consolidated Balance Sheets: As of December 31, 2018 and 2017

Consolidated Statements of Operations: For the Years Ended December 31, 2018 and 2017

Consolidated Statement of Stockholders’ Equity: For the Period Beginning December 31, 2017 until the Year Ended December 31, 2018

Consolidated Statements of Cash Flows: For the Years Ended December 31, 2018 and 2017

Notes to the Consolidated Financial Statements for the Years Ended December 31, 2018 and 2017

Item 17.           Undertakings

(A)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized on April 26, 2019.

ABCO ENERGY, INC.

Dated: April 26, 2019	By:	/s/ Charles O’Dowd
Charles O’Dowd
Chief Executive Officer, Chief Financial Officer & Principal Accounting Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints Charles O’Dowd as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933).

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title

/s/ Charles O’Dowd	Chairman of the Board,	April 26, 2019
Charles O’Dowd	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

/s/ Wayne Marx
Wayne Marx	Director	April 26, 2019